Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF JULY 23, 2010

AMONG

WATERBURY COMPANIES, INC.,

AIR GUARD CONTROL (CANADA) LIMITED,

AIR GUARD CONTROL CORPORATION

(AS SELLERS)

AND

AMREP, INC.,

AMREP IP HOLDINGS, LLC

ACUITY HOLDINGS, INC.

(as Buyers)

AND, SOLELY WITH RESPECT TO SECTION 5.9,

WATCO INTERNATIONAL HOLDINGS CORP.,

WIND POINT PARTNERS V, L.P.

AND

WIND POINT EXECUTIVE ADVISOR PARTNERS, L.P.

AND, SOLELY WITH RESPECT SECTION 10.14,

ZEP INC.

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List of Exhibits

Exhibit A - Form of Escrow Agreement

Exhibit B - Net Working Capital Calculations

Exhibit C - Financial Information

Exhibit D - Employees

Exhibit E - Buyers’ Closing Certificate

Exhibit F - Transition Services Agreement

Exhibit G - IP License Agreement

Exhibit H - Seller’s Closing Certificate

Exhibit I - Guaranty by Watco

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 23, 2010, by and among WATERBURY COMPANIES, INC., a Delaware corporation (“Waterbury”), AIR GUARD CONTROL (CANADA) LIMITED, a Canadian Federal corporation (“Air Guard Canada”) and AIR GUARD CONTROL CORPORATION, a Delaware corporation (“Air Guard Control” and together with Air Guard Canada, “Air Guard”) (each of Waterbury, Air Guard Canada, and Air Guard Control being individually referred to herein as a “Seller” and, collectively, as the “Sellers”), and Amrep, Inc., a Delaware corporation (“US Buyer”), Amrep IP Holdings, LLC, a Delaware limited liability company (“IP Buyer”) and Acuity Holdings, Inc., a Québec corporation (“Canadian Buyer,” each of US Buyer, IP Buyer and Canadian Buyer being individually referred to herein as “Buyer” and, collectively, as the “Buyers”), and, solely with respect to Section 5.9 hereof, Watco International Holdings Corp., a Delaware corporation (“Watco”), Wind Point Partners V, L.P., a Delaware limited partnership (“WPP V”) and Wind Point Executive Advisor Partners, L.P., a Delaware limited partnership (“WPP EAP”), and, solely with respect to Section 10.14 hereof, Zep Inc., a Delaware corporation (“Zep”).

RECITALS

WHEREAS, Sellers are engaged in the business of developing, manufacturing, distributing, marketing and selling air hygiene and pest control delivery systems, including through automated dispensing of odor counteractants, insect control, waterless urinal technology, touchless bathroom facilities, and other products (as such business is conducted on the date hereof, the “Business”).

WHEREAS, each Seller desires to sell to Buyers such Sellers’ assets used in the Business and Buyers desire to purchase each Seller’s assets used in the Business, all on the terms set forth herein.

AGREEMENT

NOW THEREFORE in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, Sellers and Buyers hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1 Certain Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

“Ancillary Agreements” means the Assignment Agreements and the Assumption Agreements, the Escrow Agreement, the IP License Agreement and all other certificates and agreements delivered in connection with this Agreement, but excluding the Transition Services Agreement.

“Applicable Laws” means all statutes, laws, rules, regulations, codes, injunctions, restrictions, ordinances, judgments, orders, decrees, rulings, approvals, directives, writs, awards, policies, procedures and charges of federal, state, local, and foreign governments any and all agencies thereof.

“Available Cash” means cash and cash equivalents held by any Seller (including, without limitation, marketable securities and short-term investments).

“Business Day” means any day that is not a Saturday, Sunday or day on which the banks in Chicago, Illinois are required or permitted to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, subcontracts, agreements, arrangements, options, leases, subleases, licenses, sublicenses, sales and accepted purchase orders, commitments and other agreements of any kind, whether written or oral, which relate to the Business and to which one or more Sellers is a party or to which one or more Sellers or the Acquired Assets is otherwise bound.

“Direct Affiliates” means, with respect to any Seller, such Seller’s Affiliates, including without limitation Watco and its direct and indirect subsidiaries, but specifically excluding, (i) the Wind Point Partner entities, such entities’ portfolio companies (other than Watco and its subsidiaries), and such portfolio companies’ subsidiaries and (ii) the P&L Companies.

“Employee Plan” means any “pension plan” (as defined under Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA) (any “Pension Plan”); “welfare plan” (as defined under Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA) (any “Welfare Plan” and, collectively with any Pension Plan, any “ERISA-Type Plan”); any other plan, fund, policy, program, agreement, arrangement or scheme, qualified or non-qualified, whether or not considered legally binding, that involves any pension, thrift, saving, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or other incentive plan; any other “fringe” benefits including, without limitation, voluntary employees’ beneficiary associations or related trusts, vacation, summer hours, severance, disability, medical, hospitalization, dental, life, accidental death and dismemberment and other insurance, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity or family leave, child care, education, cafeteria plan or other benefits; or other employment, supplemental unemployment, layoff, consulting, “golden parachutes” engagement or retainer agreement, arrangement or plan including, without limitation all Employee Plans provided to any Canadian Hired Employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means an escrow agreement, by and among Sellers, Buyers and the Escrow Agent, in substantially the form of Exhibit A hereto, pursuant to which Buyers shall fund Two Million Dollars ($2,000,000.00) (the “Escrow Funds”) into an escrow account at Closing to secure and to serve as the first source of funds in respect of the Sellers’ indemnification obligations hereunder, and, in the Buyers’ sole discretion, in respect of the payment of any post-Closing adjustments made pursuant to Section 2.8 hereof.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, written authorization, written approval, written consent, order, consent agreement, or any applicable judicial or administrative decision relating to (a) pollution or the protection, preservation, remediation or restoration of health, safety or the environment, including: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980; (ii) the Resource Conservation and Recovery Act of 1976; (iii) the Hazardous Materials Transportation Act; (iv) the Toxic Substances Control Act; (v) the Clean Water Act; (vi) the Clean Air Act; (vii) the Safe Drinking Water Act; (viii) the National Environmental Policy Act of 1969; and (ix) the Emergency Planning and Community Right-to-Know Act; (b) the use, storage, recycling, treatment, generation, transportation processing, handling, labeling, production, release or disposal of Hazardous Substances; or (c) the production, registration, transportation, testing, analysis, labeling, advertisement, manufacture, development, sale, distribution, or any other use of any pesticidal product or material.

“FMC” means FMC Corporation, a Delaware corporation.

“FMC APA” means that certain Asset Purchase Agreement, dated as of February 17, 2009, by and between Waterbury and FMC, as amended.

“GAAP” means generally accepted accounting principles as applied in the United States at the time such term is used (unless the context expressly indicates otherwise).

“GST/HST” means goods and services tax or harmonized sales tax payable pursuant to Part IX of the Excise Tax Act (Canada), or any other statute in any other jurisdiction of Canada, as such statutes may be amended, modified or replaced from time to time, including any successor statute.

“Governmental Entity” means any federal, state or local U.S., Canadian or other foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Substance” means: each and every element, compound, chemical mixture, contaminant, pollutant, material or other substance included within any applicable federal, state, local or foreign definition or listings of “hazardous substances,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “hazardous materials,” or “toxic substances,” under any Environmental Law or the use, handling or Release of which is governed by or subject to any Environmental Law.

“Hired Employee Obligations” means all obligations of each Seller as of the Closing Date with respect to the Hired Employees’ compensation payable and accrued in the Ordinary Course of Business (including, without limitation, earned but unused vacation liabilities, accrued bonus and other accrued incentive payments, accrued payroll and related taxes) and with respect to the Hired Employees’ severance entitlements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means as of the Closing Date all obligations of such Person (except for any account listed on Exhibit B and included in the Final Actual Net Working Capital) which in accordance with GAAP should be classified on a balance sheet of such Person as a liability, and in any event, regardless of how classified in accordance with GAAP, shall include (without duplication) all obligations of such Person (a) for borrowed money or funded indebtedness (including obligations in respect of accrued interest) or evidenced by notes, bonds, debentures or similar instruments, and any prepayment premiums, charges, penalties or other costs or expenses related to any of the foregoing; (b) for capital lease obligations (including the amount necessary to pay in full all principal, interest, break fees, penalties, lease payments, buyout options, or similar payments such that as of the date of such payment, the payor would own all equipment or other property that is the subject of a lease or similarly styled agreement); (c) for all of the following: (i) obligations which have been incurred in connection with the acquisition of property or assets (including obligations in respect of principal and accrued interest but excluding trade payables or accruals included in the Final Actual Net Working Capital), (ii) obligations created or arising under any deferred purchase price, conditional sale or other title retention agreement with respect to property acquired by such Person, (excluding trade payables or accruals included in the Final Actual Net Working Capital), (iii) all obligations of such Person in regard to guaranties or sureties by others of such Person’s obligations, and (iv) any prepayment premiums, charges, penalties or other costs or expenses related to any of the foregoing.

“Intellectual Property” means all United States, international and foreign patents, copyrights, copyrightable works, trademarks and service marks (including all pending patent applications (including all continuations, continuations-in-part, divisions, renewals, extensions, provisionals, re-issues and re-examination certificates related thereto) and all registered, applied for and common law copyrights, trademarks and service marks), trade names, service names, rights to trade dress and company names, all goodwill associated with such trademarks, service marks, and trade dress, copyrighted material contained within labels, software, database rights whether registered or unregistered, designs, know-how, processes, formulations (including formula recipes), trade secrets, inventions, invention disclosures, improvements, domain names, technical data, customer lists and other proprietary data, whether registered or unregistered, including all files, notes, books and records related thereto and all documentation embodying, representing or documenting any of the foregoing (excluding any Registration Data which is separately defined).

“Intercompany Payables” means, collectively, all intercompany payables owed by a Seller to one of its Affiliates.

“Intercompany Receivables” means, collectively, all intercompany receivables owed to a Seller by one of its Affiliates.

“Liabilities” means all obligations and other liabilities of a Person (of whatever kind or nature, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) statutory liens of landlords and liens of carriers, warehousemen, mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) liens for Taxes and/or utilities not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements that have been disclosed pursuant hereto to the extent required to be disclosed, and (d) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security to the extent the same are not yet due and payable.

“Loss” or “Losses” means any and all damages, dues, penalties, fines, costs, losses, liabilities, (including any reasonable environmental investigation and remediation costs), obligations, Taxes, expenses, fees, and fines, (including without limitation amounts paid in settlement and reasonable costs of investigation and defense, reasonable legal expenses and other reasonable costs) whether such matters arise out of contract, tort, violation of law or any other theory and whether such matters are brought or initiated by a Person or a Governmental Entity.

“Major Customer” means any customer of the Business to whom sales in the twelve (12) full calendar months prior to the date hereof generated revenue for the Business in excess of $250,000.

“Material Adverse Effect” or “Material Adverse Change” means any state of facts, event, occurrence, circumstance, change or effect that, individually or when taken together with all other such states of fact, events, occurrences, circumstances, changes or effects, is, or could reasonably be likely to be, materially adverse to the Business, Acquired Assets and Assumed Liabilities taken as a whole, or the financial condition or results of operations of the Business, in each case taken as a whole; provided, however, that none of the following and no circumstance, change or effect resulting from any of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect or Material Adverse Change: (a) any failure by one or more Sellers, for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, to meet internal projections or forecasts or earnings predictions (unless the underlying cause of any such failure is a Material Adverse Effect or a Material Adverse Change); or (b) any circumstances, changes or effects that are attributable to or resulting from (i) the announcement or pendency of the transaction contemplated by this Agreement; (ii) conditions affecting the industry in which the Business participates, the U.S. economy as a whole, the Canadian economy as a whole, or the capital/credit markets or economy in general or in any of the markets in which one or more of Seller’s Business operates, unless such conditions have a significantly disproportionate and adverse effect on the Business relative to the effect on other similarly sized and similarly situated companies operating in the industry in which the Business operates; (iii) any change in GAAP or other accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (iv) actions required to be taken under applicable laws, rules or regulations; or (v) act of God, natural disaster, hurricane, earthquake, epidemic, riot, terrorism or military action or the threat thereof (collectively, “Acts of God”).

“Net Working Capital” means (i) the Accounts Receivable that are included in the Acquired Assets (net of reserves), plus the Inventory that is included in the Acquired Assets (net of reserves), plus the other categories of current assets of the Sellers in each case included in the determination of Net Working Capital set forth in the Net Working Capital section of Exhibit B (other than items identified therein as “excluded”), (ii) less accounts payable of the Sellers, less other current liabilities of the Sellers in each case included in the determination of Net Working Capital set forth in the Net Working Capital section of Exhibit B (including without limitation the Hired Employee Obligations), (iii) plus or minus the adjustments to Net Working Capital of the categories set forth in the Adjustments section of Exhibit B, in each case determined in accordance with Exhibit B hereto (including the Walkthrough and Explanation section of Exhibit B) or, if the calculation of any of the foregoing is not addressed by Exhibit B, then determined in accordance with GAAP.

“Net Working Capital Target” means Six Million, Seven Hundred Sixty-Two Thousand Dollars ($6,762,000).

“Ordinary Course of Business” means the ordinary course of business of a Seller or the Sellers (as the context requires) that is consistent in nature and scope with such Seller’s or Sellers’, as applicable, past custom and practice (including as to frequency and amount), including with respect to pricing, rebates, promotional discounts, volume discounts and other similar pricing or sale promotions, and policies regarding sales returns and allowances.

“P&L Companies” means, collectively, P+L Systems Corporation, a Delaware corporation and its wholly owned direct and indirect subsidiaries.

“Person” means an individual, corporation, general partnership, limited partnership, venture, limited liability company, association, trust, unincorporated organization, business, union, society, firm, Governmental Entity or any other entity or organization.

“Personal Information” means information about an identifiable individual as defined by Privacy Laws.

“Prime Rate” means the prime rate as reported from time to time in The Wall Street Journal.

“Privacy Laws” means the federal Personal Information Protection and Electronic Documents Act and any comparable law of any other province or territory of Canada applicable to the parties hereto or the Business.

“Registrations” means all registrations, approvals, consents, licenses or other authorizations required by Applicable Law and, to the extent not required by Applicable Law, previously granted by a Governmental Entity, which permit the research, testing, development, manufacture, sale or distribution by a Seller, in such Seller’s operation of the Business, of a product containing one or more pesticidal substances, including to the extent utilized by any Seller in the operation of the Business, any sub-registration, “me-too” registration or similar registration.

“Registration Data” means all studies, data, reports, or information generated with respect to seeking, applying for, obtaining or maintaining any Registration in any jurisdiction including in any country in the world or any state or territory in the United States or any province or territory in Canada, whether or not submitted to any Governmental Entity.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or dispensing into the environment of any Hazardous Substance.

“Seller Facilities” means the owned or leased real property at which Sellers have operated the Business, or at which Sellers will operate after Closing in order to provide services under the Transition Services Agreement.

“Sellers’ Software” shall mean all software owned by one or more of Sellers, including without limitation all production-related, database and inventory control software, currently used in the Business.

“Tax” and “Taxes” means any and all taxes, charges, fees, duties, levies, unclaimed property and escheat obligations or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, goods and services, harmonized sales, value added, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any Taxing Authority, excluding any maintenance fees paid to any Governmental Authority related to Registrations.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means any report, return, form, declaration or other document or information required to be supplied to any Taxing Authority in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Third Party Software” shall mean all software currently used in the Business owned in whole or in part by a Person other than one or more of the Sellers and licensed to one or more of the Sellers, including without limitation all production-related, database and inventory control software.

“Transaction Documents” means the Ancillary Agreements and Transition Services Agreements.

“Transaction Expenses” means all third party expenses incurred by one or more Sellers in connection with the preparation, execution and consummation of this Agreement, including fees and disbursements of attorneys, accountants, brokers and other professional advisors; provided, however, that in no event shall the Transaction Expenses include the HSR Filing Fees which are addressed in Section 5.8 hereof.

“Transition Services Agreements” has the meaning set forth in Section 6.1(f)(vi).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988.

ARTICLE 2

TRANSFER OF ASSETS

SECTION 2.1 Transfer of Assets by Sellers.

(a) Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, and subject to Section 2.2, US Buyer agrees to purchase and acquire from Waterbury, Canadian Buyer agrees to purchase and acquire from Air Guard Canada and Air Guard Control, Waterbury agrees to grant, sell, assign, transfer, convey and deliver to US Buyer and Air Guard Canada, and Air Guard Control agree to grant, sell, assign, transfer, convey and deliver to Canadian Buyer, at the Closing (or to the extent provided in Section 2.1(a)(vii) below, at such times as provided in Section 2.1(a)(vii) below) (defined below in Section 2.6), in each case free and clear of all Liens, all of such Seller’s right, title and interest in and to the following (which shall be collectively referred to herein, together with the Transferred Intellectual Property to be conveyed pursuant to Section 2.1(b) below, as the “Acquired Assets”):

(i) all rights of the Sellers under any Contracts relating to the Business (excluding (i) the Contracts listed on Section 2.2(a) of the Seller Disclosure Schedule (the “Excluded Contracts”); (ii) any lease or agreement related to any real property; (iii) any Employee Plan, employment agreement or similar agreement; and (iv) any sales representative agreement if such agreement is not amended, in a form and substance reasonably acceptable to Buyers, to provide that the exclusive rights of such sales representative applies only to products of Sellers as of the date of this Agreement and, if not already provided in such agreement, imposing non-competition obligations on such sales representative) including without limitation those contracts listed on Section 2.1(a)(i) of the Seller Disclosure Schedule which are in effect as of the Closing and, subject to the provisions of Section 5.1(e), any Contracts relating to the Business to which a Seller becomes a party in the Ordinary Course of Business between the date hereof and the Closing (collectively, the “Assumed Contracts”) and, to the extent maintained by a Seller, all files, notes, books and records primarily related thereto;

(ii) except for (i) each Seller’s Intercompany Receivables, (ii) rights with respect to payments pursuant to Section 2.7 of the FMC APA, and (iii) Accounts

Receivable from FMC and Spectrum Brands (a/k/a United Industries), all trade accounts receivable, notes receivable and other receivables due and payable to the Sellers and any security therefor (the “Accounts Receivable”);

(iii) all inventories owned by Sellers, wherever located, including all finished goods, work in process, and raw materials (excluding any finished goods inventory manufactured for FMC or Spectrum Brands (a/k/a United Industries) and any raw materials that are used exclusively for products manufactured for FMC or Spectrum Brands (a/k/a United Industries)) (the “Inventory”);

(iv) subject to Section 2.2 hereof, the deposits, advances, pre-paid expenses and credits of the Sellers and used in the Business including without limitation those listed on Section 2.1(a)(iv) of the Seller Disclosure Schedule (the “Deposits”);

(v) subject to Section 2.2(n), the equipment, machinery and other tangible personal property of the Sellers and used in the Business, whether or not located at any Sellers’ location or any vendor, customer, or bailee of any Seller, including without limitation those listed on Section 2.1(a)(v) of the Seller Disclosure Schedule, together with all parts, tools, spare parts and repair parts related thereto (the “Transferred Equipment”);

(vi) other than to the extent, but only to the extent, relating to an Excluded Liability or Excluded Asset, all Sellers’ rights, claims, credits, causes of action or rights of set-off against third parties to the extent relating to the Business or affecting the Acquired Assets, whether liquidated or unliquidated, fixed or contingent (“Business Claims”) and whether arising by way of counterclaim or otherwise and all third party guarantees thereof. Other than to the extent relating to Excluded Liabilities or Excluded Assets, Business Claims shall include claims pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with inventory, equipment, products or services purchased by or furnished to a Seller for use in the Business or affecting any of the Acquired Assets;

(vii) in accordance with Applicable Law and at such times as provided in the TSA (i) all Registrations used in the operation of the Business including without limitation those identified on Sections 3.17(a) and 3.17(b) of the Seller Disclosure Schedule (excluding those EPA Registrations identified in Section 2.1(a)(vii) of the Seller Disclosure Schedule) (ii) the Registration Data relating to the Registrations being transferred pursuant to Section 2.1(a)(vii)(i) hereof (and any associated rights to data compensation), and all applications, files, notes, lab notebooks, documents, reports, data, books, records, and correspondence with Governmental Agencies relating to such Registrations and Registration Data (including, without limitation all documentation of the internal and external costs of studies, data, reports or information), (iii) all other rights a Seller may have to Registrations used in the Business, and (iv) all other rights a Seller may have to the Registration Data or the use thereof relating to the Registrations being transferred pursuant to Section 2.1(a)(vii)(i) hereof;

(viii) those transferable franchises, licenses, permits, consents, approvals, registrations or other authorizations issued or granted by a Governmental Entity or to the extent not covered by the foregoing issued pursuant to any Applicable Law, (other than Registrations which are separately addressed), including without limitation those that are listed on Section 2.1(a)(viii) of the Seller Disclosure Schedule (“Permits”) and, to the extent maintained by a Seller, all files, notes, books and records primarily related thereto;

(ix) (i) to the extent related to the Acquired Assets and not (a) primarily relating to an Excluded Asset and/or an Excluded Liability, relating to an Assumed Contract, Registration and Registration Data and/or a Permit (all of which are otherwise addressed herein) and (b) already included in Intellectual Property, all books and records related to or used in connection with the Business, including, without limitation, (1) all records and lists of Sellers relating to the Acquired Assets and the Assumed Liabilities, (2) all records and lists relating to the Business, and customers, suppliers, vendors, distributors or personnel of the Business, (3) all product, business and marketing plans, advertising and sales literature and promotional literature, sales and call reports relating to the Business, including product specifications and material safety data sheets, and (4) all other books, ledgers, files, reports, plans, drawings and operating records, manuals and reports, notes, models, databases, sales and receivables history, other sales and purchase correspondence and treatises and other publications of every kind maintained by Sellers in connection with the Business, and (ii)(a) copies of books and records which primarily relate to an Excluded Asset and/or an Excluded Liability but which also relate to or are used in the Business, (the books and records and copies of books and records set forth in this Section 2.1(a)(ix)(i) and 2.1(a)(ix)(ii) being collectively referred to as the “Books and Records”), which, for purposes of clarity, shall in all events exclude the originals of Sellers’ minute books, stock record books and Tax Returns; provided, that Sellers shall be permitted to retain a copy of the Books and Records for recordkeeping purposes and Buyers shall provide Waterbury with copies of the Books and Records to the extent necessary to enable Waterbury to fulfill its obligations under the Transition Services Agreement;

(x) all goodwill associated with the Business or the Acquired Assets;

(xi) other than to the extent, but only to the extent, related to an Excluded Liability or Excluded Asset, all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Sellers with respect to the Business, any Acquired Asset or any Assumed Liability;

(xii) all unfilled customer orders of the Business;

(xiii) in the event of an Act of God between the date hereof and the Closing, all amounts recovered and recoverable under the applicable insurance policies of Sellers including any property and casualty insurance related to the Acquired Assets, business interruption insurance (allocated between Buyers and Sellers at a ratio of the contribution margin of the products included as part of the Acquired Assets to the contribution margins for the Business immediately prior to the date hereof) and other insurance policy and coverages;

(xiv) to the extent such transfer is permitted under Applicable Law, but in each case as is, where is, without representations, warranties or covenants of any kind, any rights of the Sellers under and pursuant to any employment or similar agreement with respect to non-solicitation, non-competition, non-disparagement and similar clauses to the extent related to the Business (provided that notwithstanding anything herein to the contrary Buyers shall not assume any liability with respect to any officer or employee of any Seller other than Hired Employee Obligations to the extent, but only to the extent, included in the Actual Final Net Working Capital and other than the Listed Employee Obligations) and Sellers’ rights under and pursuant to any non-competition or non-solicitation clauses or provisions in any other Contract; and

(xv) that certain Indenture made the 4th day of February 2002 in Pursuance of the Short Forms of Leases Act between Charlie Graci and Graziell Graci and 3974782 Canada Inc. (n/k/a as Air Guard Control (Canada) Ltd) as amended by that certain Renewal Agreement made as of March 1, 2010 (the “Canadian Lease”) and all of Air Guard Canada’s real property rights and interests in and to the real property leased pursuant to the Canadian Lease.

(b) IP Buyer agrees to purchase and acquire from Sellers and Sellers agree to grant, sell, assign, transfer, convey and deliver to IP Buyer, at the Closing (defined below in Section 2.6), in each case free and clear of all Liens, all of Sellers’ right, title and interest in and to all Intellectual Property used in whole or in part in the Business together with all Intellectual Property assignments, transfers and acknowledgments, other than the Excluded Intellectual Property (“Transferred Intellectual Property”).

SECTION 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, each Seller will retain and will not transfer, convey, assign or deliver to Buyers, and Buyers will not acquire any right, title or interest in or to any of the following (all being the “Excluded Assets”):

(a) the Excluded Contracts;

(b) any Available Cash;

(c) each Seller’s Intercompany Receivables or any other amounts owed to a Seller by one of its Affiliates, any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor, including recoverable advances and deposits;

(d) any life insurance policies covering officers and other employees of one or more of the Sellers and any other insurance policies relating to the operation of the Business;

(e) all ownership and other rights with respect to any Employee Plans, including assets held in trust or insurance contracts for the benefit of Employee Plan participants or beneficiaries, and amounts otherwise set aside or recorded as available for the payment of costs and benefits attributable to the operation of any Employee Plans, and all employee advances owed to a Seller by its employees (including by each person who, following the Closing, is a Hired Employee);

(f) any real property, whether owned or leased other than the real property rights under and pursuant to the Canadian Lease;

(g) any refunds or credits, if any, of Taxes due to or from a Seller by reason of its ownership of the Acquired Assets or operation of the Business to the extent attributable to any time or period ending at or prior to the Closing Date, the Sellers’ respective Tax identification numbers and Tax Returns;

(h) any rights (including indemnification) and claims and recoveries under litigation of any Seller against third parties (other than rights, claims and recoveries acquired by Buyers pursuant to Section 2.1(a)(vi) and other than pursuant to Section 2.1(a)(xiii));

(i) any personnel business records, and other business records (copies of which have been provided to Buyers), that a Seller is required by law to retain in its possession, the Sellers’ respective minute books and the Sellers’ respective stock record books;

(j) consideration to be received by any Seller, and each Seller’s other rights, under this Agreements and the Transaction Documents;

(k) the Intellectual Property which is owned or licensed by a Seller and listed on Section 2.2(k) of the Seller Disclosure Schedule and any rights with respect thereto, (collectively, the “Excluded Intellectual Property”);

(l) the deposits, advances, pre-paid expenses and credits of the Sellers and used in the Business listed on Section 2.2(l) of the Seller Disclosure Schedule (the “Excluded Deposits”);

(m) all right, title and interest to the Excluded Milestone Payments; and

(n) furniture, machinery and equipment identified on Section 2.2(n) of the Seller Disclosure Schedule.

SECTION 2.3 Assumption of Liabilities. Except as provided herein, Buyers shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of Sellers whatsoever, and Sellers shall retain responsibility for all liabilities and obligations accrued on or prior to the Closing Date and all liabilities and obligations arising from the Sellers’ operations on or prior to the Closing Date, whether or not accrued and whether or not disclosed. As the sole exceptions to the foregoing, but in any case subject to the limitations contained in Section 2.4, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, US Buyer agrees to assume from Waterbury and Canadian Buyer agrees to assume from Air Guard Canada at Closing, and each agrees to thereafter perform and discharge, only the Liabilities identified specifically below (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations of Sellers included in the Final Net Actual Working Capital, including all accounts payable and other current liabilities, but excluding (i) any liabilities or obligations of a Seller to an Affiliate and (ii) trade and accounts payable for raw materials used exclusively in finished goods manufactured for FMC or Spectrum Brands (a/k/a United Industries) and excluding that portion of the trade and accounts payable for raw materials used for finished goods manufactured for FMC or Spectrum Brands (a/k/a United Industries) and for other finished goods allocated based on the finished goods inventory for FMC and Spectrum Brands (a/k/a United Industries) as of the Closing Date as a ratio of the total finished goods inventory for the Business as of the Closing Date;

(b) to the extent not covered by Section 2.3 but in each case to the extent but only to the extent accrued in or reserved for in the Final Actual Net Working Capital, (i) each Seller’s obligations with respect to the replacement of or refund for damaged, defective or returned goods of the Business sold by such Seller prior to the Closing; or (ii) Seller’s obligations under, pursuant to, or with respect to any marketing fund, sales rebates, volume discounts or similar obligations;

(c) all liabilities and obligations of Sellers under each Assumed Contract other than any liability or obligation resulting from, arising out of, relating to, in the nature of, or caused by (A) tort, infringement or violation of Law occurring prior to or arising from facts, events, actions, or circumstances that occurred or failed to occur prior to the Closing Date; (B) any breach by the Sellers of such Assumed Contract occurring prior to the Closing Date; (C) any facts, events, actions, or circumstances that occurred or failed to occur prior to the Closing Date which, with notice or passage of time, would result in or give rise to a default or breach by Buyers of such Assumed Contract; and (D) any indemnification (or similar) obligation under and pursuant to Assumed Contracts to the extent arising from or relating to any facts, events, actions, or circumstances that occurred or failed to occur prior to the Closing Date;

(d) all rent and other obligations of Air Guard Canada under and pursuant to the Canadian Lease due and payable after the Closing Date; provided that Canadian Buyer (or any other Buyer) shall not assume any liability or obligation resulting from, arising out of, relating to, in the nature of, or caused by (A) tort, infringement or violation of Law (including any Environmental Law) occurring prior to or arising from facts, events, actions, or circumstances that occurred or failed to occur prior to the Closing Date; (B) any breach by the Sellers of the Canadian Lease occurring prior to the Closing Date; (C) any facts, events, actions, or circumstances that occurred or failed to occur prior to the Closing Date which, with notice or passage of time, would result in or give rise to a default or breach by Buyers of the Canadian Lease; and (D) any indemnification (or similar) obligation under and pursuant to the Canadian Lease to the extent arising from or relating to any facts, events, actions, or circumstances that occurred or failed to occur prior to the Closing Date; and

(e) all obligations in any way related to the termination or cessation of employment of any or all of the Canadian Listed Employees, including without limitation such obligations arising out of such Canadian Listed Employees’ employment with Air Guard Canada (the “Listed Employee Obligations”).

SECTION 2.4 Excluded Liabilities. Specifically, and without in any way limiting the generality of the first sentence of Section 2.3, the Assumed Liabilities shall not include, and Sellers shall not assign to Buyers, and Buyers shall not assume, agree to pay, discharge or satisfy any of the following (collectively, the “Excluded Liabilities”): any of Sellers’ Liabilities, or any of the costs, expenses, claims, losses or other obligations and liabilities related thereto, whether known or unknown, accrued, absolute, matured or unmatured, liquidated or unliquidated, known or unknown, contingent, actual or otherwise, except for the Assumed Liabilities specifically enumerated in Section 2.3. For clarity, except to the extent an Assumed Liability, the Excluded Liabilities include, but are not limited to, the following:

(a) other than the Hired Employee Obligations to the extent included in the Final Actual Net Working Capital and other than the Listed Employee Obligations, (i) any Liabilities related to any Seller’s employees, officers, directors or stockholders, (ii) any Liabilities related to Sellers’ Employee Plans, including those under ERISA (whether or not such liabilities arise prior to, on or following the Closing Date), or (iii) to the extent arising from Sellers’ actions, any WARN Act Liabilities (whether or not such liabilities arise prior to, on or following the Closing Date);

(b) any Seller Liabilities relating to any violations or failure to comply with any Applicable Laws;

(c) any Indebtedness of any Seller or any costs, expenses, or amounts necessary, required or incurred to remove or release any Lien on any Acquired Asset;

(d) to the extent pertaining to any Excluded Assets;

(e) except as provided in Section 2.3(d), any Seller Liability with respect to real property, whether owned or leased;

(f) except as set forth in Section 2.3(b) hereof, relating to, resulting from, or arising out of, (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings or (ii) claims based on violations of law, breach of contract, employment practices or environmental, health and safety matters or any other actual or alleged failure of Sellers to perform any obligation, in each case, to the extent, arising out of, or relating to, (x) events that shall have occurred, (y) services performed or (z) the operation of the Business, in each case, prior to the Closing Date;

(g) any Liability arising from any claims, demands, suits, or causes of action for personal injury arising from any product transferred, distributed, shipped or sold by a Seller prior to Closing;

(h) any Seller Liability with respect to Taxes other than that portion of any of the Transfer Taxes Buyers have agreed to pay as provided in the first sentence of Section 9.1;

(i) any Liability, whether currently in existence or arising hereafter, owed by any Seller to any of its Affiliates;

(j) any Transaction Expenses; and

(k) any liability associated with Seller Facilities, including without limitation Sellers’ past, current or future operations, Sellers’ ownership of Seller Facilities, and Release of Hazardous Substances by Sellers, and/or Sellers’ compliance with or liability under Environmental Laws.

To the extent, if any, that any Liability might be partly an Assumed Liability and partly an Excluded Liability, the apportionment of such Liability shall be determined pursuant to equitable principles. Nothing set forth in the foregoing sentence shall be deemed to affect, amend, modify, supplement or otherwise change the definitions of Assumed Liabilities and Excluded Liabilities. In no event shall any Buyer Indemnifiable Losses or Liabilities arising out of a Transaction Document (the responsibility for which is addressed in that Transaction Document) constitute Excluded Liabilities. In no event shall any Seller Indemnifiable Losses or Liabilities arising out of a Transaction Document (the responsibility for which is addressed in that Transaction Document) constitute Assumed Liabilities.

SECTION 2.5 Assignment of Contracts and Rights.

(a) Except as provided in Section 5.4(b), with respect to any Assumed Contract and any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date hereof, to the extent required by the terms of the Assumed Contract, each Seller will use commercially reasonable efforts to obtain the written consent of the other parties to any such Assumed Contract for the assignment thereof to Buyers in form and substance reasonably satisfactory to Buyers.

(b) If (i) such consent is not obtained with respect to any such Assumed Contract and (ii) Buyers elect to waive the conditions in Section 6.2(d) with respect to such Assumed Contract and agree to consummate the Closing, applicable Seller and Buyers shall cooperate in an arrangement reasonably satisfactory to Buyers and such Seller under which Buyers would obtain, to the extent practicable, the claims, rights and benefits with respect to such Assumed Contract and assume the Assumed Liabilities (but no Excluded Liabilities) associated therewith and corresponding to the claims, rights and benefits obtained by Buyers. In such event, such Seller will promptly pay to Buyers all monies received by such Seller under any Acquired Asset or any claim, right or benefit arising thereunder not transferred to Buyers pursuant to this Section 2.5.

SECTION 2.6 Closing.

(a) The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Reed Smith LLP, 10 S. Wacker Drive, 40th Floor, Chicago, IL 60606, on the second Business Day after the last of the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied or waived by the party or parties entitled to waive the same or such other date as to which Buyers and Sellers may mutually agree, provided that the closing shall not occur prior to 12:01 a.m. on September 1, 2010. The date on which the Closing actually occurs is referenced herein as the “Closing Date”. Other than for purposes of the representations and warranties set forth herein (and with respect to which the Closing shall be deemed effective as of the time the Closing is consummated) the Closing shall be deemed effective as of the close of business (Eastern Time) on the Closing Date.

(b) At the Closing, Buyers shall deliver to the Sellers such customary instruments of assumption as may be reasonably requested by Sellers to evidence the assumption of the Assumed Liabilities (the “Assumption Agreements”); provided, however, that no such documents shall expand in any way any of Buyers’ obligations to assume anything other than the Assumed Liabilities.

(c) At the Closing, Sellers shall deliver to Buyers such bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of conveyance and assignment of such rights as may be reasonably requested by Buyers to vest in Buyers all of the Sellers’ respective right, title and interest in, to and under the Acquired Assets (the “Assignment Agreements”), provided, however, that no such documents shall expand in any way the Acquired Assets being assigned to Buyers hereunder.

SECTION 2.7 Purchase Price.

(a) The consideration for the Acquired Assets (the “Purchase Price”) shall be

(i) an amount equal to

(A) Sixty-Six Million Dollars ($66,000,000.00) in cash (the “Closing Cash Payment”),

plus or minus, as applicable,

(B) the Net Working Capital Adjustment, if any (as defined and described below in Section 2.7(b)), and

(ii) the amount of the Assumed Liabilities.

The consideration for the Acquired Assets owned by Air Guard Canada shall be an amount equal to U.S. $4,000,000 of the Purchase Price plus the amount of the Assumed Liabilities being assumed from Air Guard Canada as shown in the Closing Date Statement (the “Air Guard Canada Purchase Price”). The consideration for the assets of Air Guard Control and Waterbury shall be the balance of the Purchase Price.

(b) The Purchase Price shall be reduced, dollar for dollar, by the amount, if any, by which the Net Working Capital Target is greater than the Final Actual Net Working Capital (as defined below). The Purchase Price shall be increased, dollar for dollar, by the amount, if any, by which the Net Working Capital Target is less than the Final Actual Net Working Capital. The amount by which the Purchase Price shall be reduced or increased in accordance with this Section 2.7(b) is herein referred to as the “Net Working Capital Adjustment”.

(c) The Purchase Price shall be paid or satisfied at Closing per the direction of the Sellers as follows:

(i) Buyers shall wire the Escrow Funds to the escrow account designated by the Escrow Agent pursuant to the Escrow Agreement, to be distributed in accordance with the terms of the Escrow Agreement;

(ii) Buyers shall, on behalf of Sellers, remit an amount equal to the amount of the Indebtedness of Sellers specified in the payment letters delivered to Buyers pursuant to Section 6.2(f)(vi) (the “Payoff Payment”) at least two (2) Business Days prior to the Closing by wire transfer of immediately available funds in accordance with such payment letters;

(iii) Buyers shall pay the balance of the Estimated Cash Payment (as defined below) by wire transfer of immediately available funds to an account or accounts designated by the Sellers by written notice delivered to Buyers at least two (2) Business Days prior to the Closing; and

(iv) Buyers shall assume the Assumed Liabilities.

For purposes of the Closing and not less than five (5) Business Days prior to the scheduled Closing Date, Sellers shall provide Buyers with a good faith estimate of the Net Working Capital as of the Closing (“Sellers’ Net Working Capital Estimate”), and a calculation, as applicable, of the amount by which the Net Working Capital Target is greater than Sellers’ Net Working Capital Estimate or the amount by which the Net Working Capital Target is less than the Sellers’ Net Working Capital Estimate. Buyers shall have three (3) Business Days to propose reasonable adjustments to Sellers’ Net Working Capital Estimate in good faith (the Sellers’ Net Working Capital Estimate, as such amount would be adjusted per Buyers’ proposal, the “Buyers’ Net Working Capital Estimate”).

If Sellers disagree with Buyers’ Net Working Capital Estimate, Sellers and Buyers shall negotiate in good faith to immediately resolve any disputes regarding the estimated amount. The amount, if any, agreed to by Sellers and Buyers shall constitute the Estimated Net Working Capital. If Sellers and Buyers are unable to resolve the disagreement prior to the scheduled Closing the Estimated Net Working Capital shall be the arithmetic average of the Sellers’ Net Working Capital Estimate and the Buyers’ Net Working Capital Estimate.

The “Estimated Cash Payment” shall be an amount equal to the Closing Cash Payment minus the Escrow Funds, minus, if applicable, the amount by which the Net Working

Capital Target is greater than the Estimated Net Working Capital, plus, if applicable, the amount by which the Net Working Capital Target is less than the Estimated Net Working Capital.

SECTION 2.8 Working Capital Adjustment.

(a) On or about the Closing Date (but in no event more than five (5) days before the Closing Date), Buyers and Sellers agree that Sellers’ representatives from McGladrey & Pullen, LLP shall conduct a physical inventory of the Business as of the Closing Date (the “Physical Inventory”), and Buyers and their representatives shall be allowed full, unconditional observation rights of the Physical Inventory. As promptly as practicable after the Physical Inventory (but in no event later than sixty (60) days after the Closing Date), Sellers shall prepare and deliver to Buyers a statement (the “Closing Date Statement”) setting forth a calculation, with reasonable supporting written documentation detail (including, but not limited to, supporting schedules setting forth in reasonable detail all assets and liabilities included therein (including such detail regarding the Inventory) for the determination of Net Working Capital as of the close of business (Eastern Time) on the Closing Date (the “Actual Net Working Capital”). The Closing Date Statement shall be prepared as of the close of business (Eastern Time) on the Closing Date in accordance with Exhibit B, or to the extent not addressed by Exhibit B, GAAP (as in effect as of the Closing Date). Until such time as the calculation of the amounts shown on the Closing Date Statement is final, binding and conclusive on the Parties in accordance with this Section 2.8, Buyers and their accountants shall be permitted to discuss with Sellers and their accountants the proposed Closing Date Statement, and shall be provided copies of, and have reasonable access, at the cost and expense of the Buyers, upon reasonable notice at times during normal business hours to, the work papers and supporting records of Sellers and their Affiliates and their respective accountants so as to allow Buyers and their accountants to become fully informed concerning the preparation of the Closing Date Statement and the accounting procedures, methodologies, tests and approaches being used in connection therewith.

(i) If Buyers have any objections to the Closing Date Statement as prepared by Sellers (including objections to Inventory as determined by the Physical Inventory), Buyers shall, within sixty (60) days after Buyers’ receipt of the Closing Date Statement (the “Notice Period”), give written notice to Sellers, which, to be effective, must set forth the specific line items in Sellers’ calculation of Actual Net Working Capital with which Buyers disagree and Buyers’ calculation of such line items and of Actual Net Working Capital together with supporting schedules setting forth in reasonable detail all assets and liabilities included therein (the “Notice”). If Buyers do not deliver the Notice within the Notice Period, the Sellers’ calculations on the Closing Date Statement shall be final, binding and conclusive on Sellers and Buyers. If Buyers provide a Notice to Sellers within the Notice Period, all calculations, terms, facts, amounts, valuations, and line items expressly set forth on the Closing Date Statement not objected to in the Notice shall be final, binding and conclusive on Sellers and Buyers. If Buyers provide a Notice within the Notice Period, Sellers and Buyers shall negotiate in good faith during the thirty (30) day period after the date of Sellers’ receipt of the Notice (the “Resolution Period”) to resolve any disputes regarding the amounts set forth in the Notice, which shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. Any resolution by Sellers and Buyers as to any matters in dispute shall be final, binding and conclusive on the parties hereto.

(ii) If Sellers and Buyers are unable to resolve all such disputes through good faith negotiations within the Resolution Period, then Sellers and Buyers shall submit, within five (5) Business Days after the expiration of the Resolution Period, all unresolved disputes to an independent nationally recognized account firm mutually acceptable to Sellers and Buyers (the “Neutral Accountant”), who Buyers and Sellers shall use their good faith efforts to engage as promptly as possible to provide a final, binding and conclusive resolution of all unresolved disputes. Within ten (10) days after the Neutral Accountant is appointed, Buyers and Sellers shall each submit their respective calculations of the unresolved disputed items in the Notice together with work papers, calculations and other materials that such party has determined supports such party’s calculation. The Neutral Accountant’s role shall be limited to resolving such disputed items in the Notice that have not been resolved by Buyers and Sellers. In resolving such objections, the Neutral Accountant shall calculate such unresolved disputed items in the Notice in accordance with the terms and conditions of this Agreement including Exhibit B, provided that if any such calculation or item is not included on Exhibit B then it shall be calculated in accordance with GAAP and the decision of the Neutral Accountant shall be solely based on (x) whether such item objected to was calculated in accordance with Exhibit B or GAAP, as applicable or (y) whether the item objected to contains a mathematical or clerical error. The Neutral Accountant shall promptly provide written notice of its resolution of such objections to Buyers and Sellers and the resulting adjustments shall be deemed finally determined for purposes of Section 2.8. The Neutral Accountant shall be instructed to use reasonable efforts to perform its services within thirty (30) days of submission of the Closing Date Statement and objection(s) to it and, in any case, as soon as practicable after such submission. If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section 2.8, then the Parties shall jointly appoint a substitute to act in substitution for the original designee, (or if no substitute is so appointed within fifteen (15) days after the Neutral Accountant notifies Buyers and Sellers of its inability or unwillingness to act, then such dispute shall be resolved by a single arbitrator having financial accounting experience and having experience with working capital disputes and calculations similar to the provisions in this Agreement, sitting in Chicago, Illinois appointed by the American Arbitration Association upon application by the Parties to be made within five (5) days thereafter), and, upon acceptance of such appointment, such substitute, or arbitrator so appointed, shall, for purposes of this Agreement, be deemed the Neutral Accountant, as applicable, and the time periods prescribed above in this Section 2.8(a)(ii) shall run from the date of such substitute’s or arbitrator’s acceptance of appointment hereunder. The fees and expenses of the Neutral Accountant shall be borne by the Parties in proportion to the amounts by which their proposals differed from the Neutral Accountant’s final determination. In connection with the resolution of any dispute, each of Sellers and Buyers shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section 2.8(a). The Actual Net Working Capital, as finally determined pursuant to this Section 2.8(a) shall be referred to herein as the “Final Actual Net Working Capital.”

(b) Any differences between the Final Actual Net Working Capital and the Estimated Net Working Capital shall be paid as follows (any such adjustment, the “Final Net Working Capital Adjustment”):

(i) If the Final Actual Net Working Capital is greater than the Estimated Net Working Capital, then Buyers shall pay to Sellers an amount equal to the difference between the Final Actual Net Working Capital and the Estimated Net Working Capital.

(ii) If the Final Actual Net Working Capital is less than the Estimated Net Working Capital, then Sellers shall pay to Buyers an amount equal to the difference between the Final Actual Net Working Capital and the Estimated Net Working Capital.

(c) Any payment required pursuant to Section 2.8(b) above (any “True-Up Payment”) shall include interest at the Prime Rate from the Closing Date through the date of payment. Interest on any True-Up Payment shall be calculated monthly on a compounding basis assuming thirty (30) day months and three hundred sixty (360) day years. Undisputed True-Up Payments shall be made within five (5) Business Days after delivery of the Notice (or, if no Notice is delivered within the Notice Period with respect to the amounts governing such True-Up Payment, then five (5) Business Days after the last day of the Notice Period). Disputed True-Up Payments shall be made within five (5) Business Days after resolution during the Resolution Period or resolution by the Neutral Accountant, as applicable. All True-Up Payments shall be made by wire transfer of immediately available funds to a bank account designated by the recipient party.

SECTION 2.9 Purchase Price Allocations.

(a) The parties hereto shall allocate the purchase price for the Acquired Assets purchased by US Buyer and IP Buyer, in accordance with the applicable provisions of Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “U.S. Price Allocation”).

(b) The parties hereto shall allocate the Air Guard Canada Purchase Price in accordance with the fair market value of each such Acquired Asset sold by Air Guard Canada pursuant to this Agreement (“Canadian Price Allocation”).

(c) Within sixty (60) days after the Closing, the Buyers shall provide Sellers with statements (“Price Allocation Statement”) containing Buyers’ proposed U.S. Price Allocation (“Price Allocation”). If Sellers do not notify the Buyers that Sellers object to Buyers’ proposed Price Allocation within twenty (20) days after delivery thereof, Buyers’ proposed Price Allocation shall be deemed the Final Price Allocation. If within twenty (20) days after the delivery of the Price Allocation Statement, Sellers notify Buyers that Sellers object to Buyers’ proposed Price Allocation contained in the Price Allocation Statement, Buyers and Sellers shall negotiate in good faith to resolve such dispute within twenty (20) days of Buyers’ notification and the Price Allocation agreed to by Buyers and Sellers shall be deemed the Final Price

Allocation. Each of Buyers and Waterbury shall prepare and timely file all Tax Returns, including, without limitation, IRS Form 8594 (and all supplements thereto) reflecting the Final Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local laws. None of the Buyers and Sellers shall take any position inconsistent with the Final Price Allocation in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Taxing Authority, Tax review or Tax proceeding relating to any Tax Returns. In the event that Buyers and Sellers are unable to agree to a Final Purchase Price Allocation, there shall be no Final Purchase Price Allocation and the prior two sentences shall not apply.

(d) Notwithstanding the foregoing, in the event that any Transfer Taxes (as defined in Section 9.1) are payable in respect of the Acquired Assets being sold by Air Guard Canada, Air Guard Canada and Canadian Buyer shall, no later than seven (7) days prior to the date when such Transfer Taxes are required to be remitted or self-assessed, mutually agree on an allocation of the Purchase Price payable in respect of such Acquired Assets, including an allocation of such amount to the Acquired Assets located in each Canadian province, to be used for calculating the amount(s) of Transfer Taxes to be remitted or self-assessed to the relevant Taxing Authority.

(e) Prior to Closing, Air Guard Canada and Canadian Buyer shall agree on the Canadian Price Allocation, provided that if within ten (10) days prior to the expected Closing Date, Air Guard Canada and Canadian Buyer do not so agree, they shall jointly hire a third party valuation firm to determine, prior to Closing, the Canadian Price Allocation (as agreed to or determined pursuant to this Section 2.9(e) the “Final Canadian Price Allocation”). The parties shall allocate the Air Guard Canada Purchase Price in accordance with the Final Canadian Price Allocation. The parties shall not take any position inconsistent with such allocation in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Governmental Entity, Tax review or Tax proceeding relating to any Tax Returns.

SECTION 2.10 Adjustments.

(a) Following Closing, Sellers shall pay to Buyers the cost of any and all returns received and refunds paid pursuant to Section 5.17 to the extent, but only to the extent, the costs of such returns and refunds exceed the reserves for such returns and refunds and included in the Final Actual Net Working Capital. The costs of such returns shall be determined based on the value of such inventory on and as of the Closing Date and the cost of such refunds shall equal the actual amount paid to such customer with respect to such refunds.

(b) Following Closing, Sellers shall pay to Buyers an amount equal to the pro rata portion of any and all marketing allowances, sales volume refunds and similar sales allowances and payments in excess of the aggregate of the accruals for such items included in the Final Actual Net Working Capital. The pro rata portion of such amounts shall be determined based on the ratio of the pre-closing sales used to determine the amount of such allowances, refunds and payments to the total sales used to determine the amount of such allowances, refunds and payments.

(c) Any amounts due and payable hereunder shall be paid within ten (10) Business Days of demand for the same by Buyers to Sellers. In making any such demand, Buyers shall provide Sellers with such calculations and information necessary to support such payments and Sellers shall have, upon reasonable notice at times during normal business hours, access to such books and records of Buyers necessary to support the determination of the payments required pursuant to this Section 2.10.

(d) Any adjustments made pursuant to this Section 2.10 shall for all purposes be considered an adjustment of the Purchase Price.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth on the Disclosure Schedule attached hereto (the “Seller Disclosure Schedule”), the Sellers hereby represent and warrant to Buyers, on a joint and several basis, that the following statements are true and correct as of the date of this Agreement:

SECTION 3.1 Organization and Qualification. Each of Waterbury and Air Guard Control is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Air Guard Canada is a corporation incorporated, organized and subsisting under the laws of Canada. Each Seller has all corporate power and authority to own, lease and operate the properties owned, leased and operated by it in the Business and to carry on the Business as now being conducted. Each Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it in the Business or the nature of the Business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Each Seller has made available to Buyers a correct and complete copy of its articles of incorporation and by-laws (or similar governing documents), as currently in effect and its corporate record books with respect to actions taken by its shareholders and board of directors (or similar governing body) since February 5, 2005. Section 3.1 of the Seller Disclosure Schedule contains a correct list of the jurisdictions in which any Seller is qualified or registered to do business as a foreign corporation. Except as set forth on Section 3.1 of the Seller Disclosure Schedule, no Seller currently owns, directly or indirectly, any capital stock or other equities, securities or similar interests in any other corporation, limited liability company, partnership, joint venture or other entity that is engaged in or conducts the Business.

SECTION 3.2 Authorization. The execution, delivery and performance by each Seller of this Agreement and the Transaction Documents and the consummation by each Seller of the transactions contemplated hereby and thereby are, or with respect to the Transaction Documents shall be as of the Closing Date, within each Seller’s corporate powers and authority and have been, or with respect to the Transaction Documents shall be as of the Closing Date, duly and validly authorized by all requisite corporate action on the part of each Seller. This Agreement has been and the Transaction Documents shall be as of the Closing Date duly and validly executed and delivered by each Seller and constitute (or when executed will constitute) the legal, valid and binding agreements of each Seller, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 3.3 Financial Information.

(a) Attached hereto as Exhibit E are true, correct and complete copies of the following information (collectively, the “Financial Information”): the statements of contribution margin for the Business for the fiscal years ended December 31, 2008 and December 31, 2009 and the four-month period ending April 30, 2010, and schedule of working capital for the Business as of the end of each month for each of the twelve (12) months prior to the date hereof and consolidating balance sheets for the Business dated December 31, 2009 and April 30, 2010.

(b) Other than the manner in which it was formatted and classified and except as set forth on Section 3.3(b) of the Seller Disclosure Schedule, the Financial Information has been prepared from the books and records of Sellers and in accordance with GAAP consistently applied during the periods presented. The Financial Information presents fairly, in all material respects, the financial details regarding the Business, the contribution margins for the operation of the Business for the periods shown therein, and the assets and liabilities of the Business as of the date hereof.

SECTION 3.4 Consents and Approvals; No Violations.

(a) Except as set forth on Section3.4(a) of the Seller Disclosure Schedule or expressly contemplated by this Agreement or the Transaction Documents (including, without limitation, filings pursuant to the HSR Act), and except as set forth on Schedule 6.2(c), no filing with or notice to, permit, authorization, consent, waiver or approval of any Governmental Entity is necessary for the execution and delivery by the Sellers of this Agreement or any Transaction Document or the consummation by the Sellers of the transactions contemplated hereby or thereby.

(b) Neither the execution, delivery and performance of this Agreement or the Transaction Documents by the Sellers nor the consummation by the Sellers of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of the Sellers, (ii) except as set forth on Section 3.4(b) of the Seller Disclosure Schedule, result in a material breach of, constitute a material default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to modify in any material respect, accelerate, terminate or cancel, create in any party the right to encumber any of the Acquired Assets under, increase or accelerate any Assumed Liability under, or require any consent or approval of any Person under, any Assumed Contract or (iii) violate any Applicable Laws applicable to the Sellers or any of the Acquired Assets or any Assumed Liability.

SECTION 3.5 Litigation.

(a) Except as set forth on Section 3.5(a) of the Seller Disclosure Schedule there is no claim, suit, demand, legal action, proceeding or, to the Knowledge of Sellers, investigation pending, or to the Knowledge of Sellers threatened, before any Governmental

Entity, against any Seller or relating to any of the Acquired Assets or which could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement in any material respect. The Sellers are not subject to any outstanding consent or administrative order, writ, injunction, decree judgment, injunction or award with respect to the Business (any “Litigation Action”) nor is any such Litigation Action binding on any Acquired Asset or Assumed Liability or which could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby in any material respect.

(b) Except as set forth on Section 3.5(b) of the Seller Disclosure Schedule there is no claim, suit, demand, legal action, arbitration, proceeding or, to the Knowledge of Sellers, investigation, pending or, to the Knowledge of Sellers, threatened (other than, in each case, those before any Governmental Entity which are addressed in Section 3.5(a) hereof) directly relating to, or involving, any Seller, any of the Acquired Assets, any Assumed Liability or the Business or which could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement in any material respect.

SECTION 3.6 Compliance with Applicable Law. Except as set forth on Section 3.6 of the Seller Disclosure Schedule, Sellers are and have been at all times in the past five (5) years in material compliance with all Applicable Laws relating to the Business, and in the past five (5) years no Seller has been charged in writing with or received written notice that it is under investigation with respect to, and, to the knowledge of the Sellers, no Seller is otherwise now under investigation with respect to, a material violation of any Applicable Law.

SECTION 3.7 Compliance with Permits. Except with respect to Registrations (which are addressed in Section 3.17), between them, the Sellers currently and at all times have filed all reports and hold all permits, licenses, variances, exemptions, orders, registrations, consents and approvals of all Governmental Entities necessary for the lawful conduct of the Business (collectively, the “Seller Permits”). The Business is being conducted in all material respects in compliance with all Seller Permits and in all material respects with Applicable Laws relating to the Business. Section 3.7 of the Seller Disclosure Schedule sets forth all the Seller Permits necessary for Air Guard Canada to conduct its business and operate at its current location.

SECTION 3.8 Labor Matters. No Seller is a party to any collective bargaining agreement, contract or legally binding commitment to any labor union or similar employee organization in respect of or affecting employees of the Business nor does any Seller know of any activities or proceedings of any labor union or similar employee organization to organize any such employees. No Seller is currently engaged in any negotiation with any labor union or similar employee organization. No Seller has engaged in any unfair labor practice within the meaning of the United States National Labor Relations Act, and there is no pending or, to the Sellers’ Knowledge, threatened complaint regarding any alleged unfair labor practices. There is no strike, labor dispute, work slow down or stoppage pending or, to the Sellers’ Knowledge, threatened against any of Sellers, and , since February 5, 2005, none of the Sellers have experienced any material work stoppage. Sellers are in compliance in all material respects with all Applicable Laws related to labor matters.

SECTION 3.9 Employee Plan Matters. Section 3.9 of the Seller Disclosure Schedule sets forth a list of the ERISA-Type Plans sponsored or maintained by any Seller or to which any Seller is required to make contributions. In all material respects, each Employee Plan maintained or sponsored by a Seller for its employees or former employees and subject to Title IV of ERISA or Section 412 or 430 of the Code has been maintained, funded and administered in accordance with its terms, ERISA, the Code or other Applicable Law. Except as disclosed on Section 3.9 of the Seller Disclosure Schedule, no Employee Plan constitutes a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a “defined benefit plan,” as defined in Section 3(35) of ERISA and is subject to Title IV of ERISA. Each Employee Plan that is subject to the COBRA health continuation or similar state law has complied in all material respects with all applicable requirements of such laws. Buyers shall have no liability with respect to any of the Sellers’ Employee Plans (except for Listed Employee Obligations and except to the extent of Hired Employee Obligations included in the Final Actual Net Working Capital).

SECTION 3.10 Taxes.

(a) All Tax Returns required to be filed by a Seller or otherwise in respect of the Business have been duly filed on a timely basis or within appropriate extensions of time, and all such Tax Returns were when filed, and continue to be, correct and complete in all material respects. Except as set forth on Section 3.10 of the Seller Disclosure Schedule, all Taxes owed by any Seller or otherwise relating to the Business (whether or not shown on any Tax Return) for any taxable period or portion thereof ending on or before the Closing Date have been timely paid or adequate provision has been or will be made therefor prior to Closing. Except as set forth on Section 3.10 of the Seller Disclosure Schedule, no Seller currently is the beneficiary of any extension of time within which to file any Tax Return in respect of the Business. No Seller has received any written claim or written notice of a proposed claim by any Governmental Entity in a jurisdiction where such Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction. No Seller has received written notice of a proposed audit by any Governmental Entity in any jurisdiction where such Seller does not file Tax Returns.

(b) All Taxes required to have been withheld or collected and paid prior to the date hereof in connection with amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or any other third party, or otherwise in connection with the Business have been withheld or collected and timely paid by or on behalf of the Sellers.

(c) There are no Liens with respect to Taxes on any of the Acquired Assets, and no Seller has received any written notice that any such Liens are pending or threatened.

(d) No proposed adjustment, claim, assessment, deficiency, audit, investigation, or administrative judicial proceeding involving any Taxes or any Tax Return of any Seller relating to the Business has been asserted in writing, is pending or, to the knowledge of Sellers, has been threatened.

(e) No Seller has waived any statute of limitations in respect of Taxes relating to the Business or agreed to any extension of time with respect to any such Tax assessment or deficiency.

(f) None of the Acquired Assets owned by Waterbury directly or indirectly secures any debt the interest on which is exempt from tax under §103(a) of the Code, and none of the Acquired Assets owned by Waterbury is “tax-exempt use property” within the meaning of §168(h) of the Code.

(g) Sellers with respect to the Acquired Assets are not obligated to make any payments that will not be fully deductible under Section 280G of the Code (or any similar provision of any Applicable Law)

(h) Air Guard Canada is not a non-resident of Canada for purposes of section 116 of the Income Tax Act (Canada) (the “Tax Act”).

SECTION 3.11 Intellectual Property.

(a) Except as set forth on Section 3.11 of the Seller Disclosure Schedule, between them, Sellers own and have good and exclusive title to, or hold licenses or other contractual rights to use (sufficient for the conduct of the Business as currently conducted) and have the valid and enforceable right to fully and completely assign, transfer and convey, (i) each item of Transferred Intellectual Property, free and clear of any Liens, and (ii) those patents, pending patent applications, trademark registrations and pending trademark applications, copyright registrations and pending copyright applications, and domain name registrations listed on Section 3.11 of the Seller Disclosure Schedule, free and clear of any Liens. Section 3.11 of the Seller Disclosure Schedule sets forth, to the extent used in or held for use in the Business as it is currently being conducted, a list of all United States, international and foreign patents, pending patent applications, trademark registrations, pending trademark applications, service marks, pending service mark applications, registered copyrights and applications for copyright registration, and domain name registrations.

(b) Section 3.11 of the Seller Disclosure Schedule contains a true, correct and complete list of Sellers’ Software and Third Party Software excluding commercially available, off-the-shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements having a license cost less than $1,000 per copy. To Sellers’ Knowledge, Sellers are in compliance with the material terms and conditions of all license agreements in favor of Sellers relating to Third Party Software.

(c) All registration, annuity, maintenance, renewal and other fees required to maintain the patents, patent applications, trademark registrations, trademark applications, domain names registrations and other forms of registered Intellectual Property included within the Transferred Intellectual Property are current and, except as set forth on Section 3.11 of the Seller Disclosure Schedule, no such fees shall be due within three months following the Closing Date and to Sellers’ knowledge all legally necessary documents, recordations and certifications in connection with such registered Intellectual Property included within the Transferred Intellectual Property have been filed with the relevant patent, copyright or trademark authorities.

(d) Except as set forth on Section 3.11 of the Seller Disclosure Schedule, no action, suit, hearing, claim, demand or proceeding is pending or, to the Sellers’ Knowledge, is any investigation pending, or, to the Sellers’ Knowledge, is any action, suit, hearing, claim, demand, proceeding, or investigation threatened, that challenges the legality, validity, enforceability, use, or ownership of the Transferred Intellectual Property.

(e) To conduct the Business, as it is currently being conducted, no Seller requires any rights to any Intellectual Property that it does not already own (or to which the applicable Seller has not already been granted a valid and existing license). Except as set forth on Section 3.11 of the Seller Disclosure Schedule, there are no pending or to Sellers’ knowledge, threatened claims by any third party against any Seller alleging that its use of any Transferred Intellectual Property or the operation of the Business as it is currently conducted, or any act, product or service of the Business as it is currently being conducted, infringes or misappropriates the Intellectual Property of any third party. To Sellers’ knowledge, the use of the Transferred Intellectual Property in, and the operation of, the Business as it is currently being conducted does not infringe or misappropriate the Intellectual Property of any third party.

(f) Except as set forth on Section 3.11 of the Seller Disclosure Schedule, to Sellers’ knowledge no Person is infringing or misappropriating any of the Transferred Intellectual Property or since February 5, 2005 has infringed or misappropriated any of the Transferred Intellectual Property.

(g) Except as set forth on Section 3.11 of the Seller Disclosure Schedule, the Sellers have not granted any license or made any assignment of any of the Transferred Intellectual Property, no Person jointly holds any rights with Sellers in the Transferred Intellectual Property and no Person other than the Sellers has any right to use any of the Transferred Intellectual Property.

(h) Except as set forth on Section 3.11 of the Seller Disclosure Schedule, in the conduct of the Business as it is currently being conducted, the Sellers do not pay any royalties or other consideration for the right to use any Transferred Intellectual Property.

(i) The Sellers have no proprietary or confidential information relating to or affecting the Business as it is currently being conducted that is owned or claimed by third parties and that is not rightfully in the possession of the Sellers, and the Sellers have complied in all material respects with all contracts and agreements governing the disclosure and use of proprietary or confidential information relating to or affecting the Business as it is currently being conducted.

(j) Since February 5, 2005, to the extent that any Transferred Intellectual Property has been developed or created by a third party or any employee of Sellers, except as set forth on Section 3.11 of the Seller Disclosure Schedule, Sellers have a written agreement with such third party or employee (as the case may be) with respect thereto and Sellers thereby either (i) have obtained ownership of and are the exclusive owner of, or (ii) have obtained a license (sufficient for the conduct of the Business as currently conducted) to all of such third party’s or employee’s Intellectual Property rights in such work, material or invention.

(k) The Sellers have used commercially reasonable efforts to maintain the confidentiality of all material trade secrets included within the Transferred Intellectual Property to the extent necessary to maintain all proprietary rights therein.

(l) Since February 5, 2005, the products sold under any patents included in the Transferred Intellectual Property include patent marking and notice in accordance with applicable patent marking laws and regulations, including without limitation 35 USC 287.

SECTION 3.12 Inventory. All Inventory (the “Final Inventory”) is sufficient for the operation of the Business in the Ordinary Course of Business, is of a quality, quantity and condition presently saleable (in the case of finished goods Inventory) or useable (in the case of other Inventory) in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which as of the date hereof have been, or between the date hereof and the Closing will be reserved for or written down to net realizable value on the applicable Seller’s accounting records. Other than those items which as of the date hereof have been, or between the date hereof and the Closing will in the Ordinary Course of Business of the Sellers be, as applicable, reserved for or written down to net realizable value on the applicable Seller’s accounting records, and presuming the Final Inventory is utilized in the Ordinary Course of Business, none of the Final Inventory (a) is obsolete or (b) has been or, during the period commencing January 1, 2010 should have been, written down. Presuming the Final Inventory is utilized in the Ordinary Course of Business, the quantities of each item of such Inventory are not excessive and are reasonable in the present circumstances of the Business. Presuming the Final Inventory is utilized in the Ordinary Course of Business, all Final Inventory is free of any material defect or other material deficiency. Except as set forth on Section 3.12 of the Seller Disclosure Schedule, all of such inventory is located at a Seller facility and no such inventory is held on a consignment basis.

SECTION 3.13 Brokers. Except as set forth on Section 3.13 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any of its Affiliates.

SECTION 3.14 Assumed Contracts. Section 2.1(a)(i) of the Seller Disclosure Schedule sets forth a correct and complete list of all Assumed Contracts. True, correct and complete copies of the Assumed Contracts (and written summaries of the terms of any oral Assumed Contract) and the Canadian Lease have been provided to Buyers, together with all amendments, supplements or modifications thereto. The Canadian Lease and each Assumed Contract is legal, valid, binding and in full force and effect, except as to enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and the general principles of equity. No Seller, nor to the Sellers’ Knowledge any other party thereto, is in default (nor has an event occurred or is a condition existing (or, with respect to any counter party to any such Assumed Contract to the Sellers’ Knowledge has an event occurred or is a condition existing) that, with notice or lapse of time or both, would be reasonably expected to constitute a default) in any material respects in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Assumed Contract or the Canadian Lease. Each Seller has duly performed in all material respects and is in compliance in all material respect with all its obligations under the Assumed Contracts and the Canadian Lease. No party with whom a Seller has entered into an Assumed Contract and nor the landlord with respect to the Canadian Lease has given such Seller written notice that such party is terminating, rescinding or annulling such Assumed Contract or the Canadian Lease. Sellers are not participating in any discussions or negotiations regarding a material modification of or material amendment to any Assumed Contract or the Canadian Lease, or entry into any new Assumed Contract, in either case outside the Ordinary Course of Business.

(a) Except as set forth on Section 2.1(a)(i) of the Seller Disclosure Schedule, there are none of the following Contracts related to the Business:

(i) Contracts providing for a commitment of employment or consultation services;

(ii) Contracts (other than this Agreement) providing for the future disposition or acquisition of any assets or properties (other than purchase orders providing for acquisition Inventory or supplies in the Ordinary Course of Business);

(iii) Contracts with employees (other than Employee Plans);

(iv) Contracts that confer rights to the Transferred Intellectual Property;

(v) Contracts with any Person that provides distribution, dealer, representative or sales agency services for the Business;

(vi) Contracts entered into outside the Ordinary Course of Business providing any party thereto (other than a Seller) with indemnification rights; or

(vii) any joint venture or partnership agreement or any co-marketing, co-licensing, co-branding or similar agreement or arrangement to which a Seller is a party or which is included in the Assumed Contracts.

(b) Section 3.14(b) of the Seller Disclosure Schedule sets forth with respect to the Business and the Assumed Contracts each of the following:

(i) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of a Seller (or any officer or employee of the Business) to engage in any business activity, hire employees, solicit potential customers or compete with any Person, including any non-competition, non-solicitation, exclusivity or similar agreement;

(ii) all Contracts that are with any Governmental Entity related to the Business or the Acquired Assets;

(iii) each manufacturing representation, sale representation, agency, sales brokerage, sales agency or similar agreement;

(iv) any Assumed Contract pursuant to which a Seller has agreed to indemnify any person;

(v) any supplier or vendor agreement for any materials, products or Inventory listed on any Registration or included in or listed on any Confidential Statements of Formula; and

(vi) any other supplier or vendor agreement for raw materials or supplies used in the operation of the Business that, pursuant to the terms of any such agreement, involve the payment by a Seller of more than One Hundred Thousand Dollars ($100,000) annually or at any one time.

SECTION 3.15 Title to and Adequacy of Assets. Except for the Excluded Assets, services to be provided pursuant to the Transition Services Agreements and services to be provided by the Buyers and their Affiliates, the Acquired Assets constitute all of the assets, properties and rights, and upon Closing and sale of all such Acquired Assets to Buyers, Buyers will have all assets, properties and rights, in each case, necessary and sufficient to conduct the operations of the Business in the Ordinary Course of Business. Except as set forth on Section 3.15 of the Seller Disclosure Schedule, the Sellers own (and shall convey to Buyers at the Closing) good and marketable title, free and clear of all Liens, to all of the Acquired Assets. Each Seller’s machinery, equipment and other tangible personal or movable property and assets which are part of the Acquired Assets are in good operating condition and repair, except for ordinary wear and tear, and are useable in the Ordinary Course of Business of such Seller.

SECTION 3.16 Insurance. The Sellers have maintained since and now maintain (a) insurance on the Acquired Assets covering property damage and loss of income by fire or other casualty, and (b) insurance protection against liabilities, claims, and risks, including, without limitation, product liability insurance, against which it is customary in the Business to insure. To Sellers’ Knowledge, all insurance policies now maintained with respect to the Business and the Acquired Assets are, by their terms, in effect.

SECTION 3.17 Registrations.

(a) Section 3.17(a) of the Seller Disclosure Schedule sets forth a list of all Registrations owned and held by a Seller in connection with the Business, and any supplemental distributor registrations held by a Seller, and further including identification of product name, registration number, the particular entity owns or holds such Registration and the expiration date of such Registration (if any). Sellers have provided Buyers with true, correct and complete copies of all such Registrations, together with all amendments, supplements, and modifications thereto of which the Sellers have knowledge.

(b) Section 3.17(b) of the Seller Disclosure Schedule sets forth a list of all Registrations outside the United States for which a Seller is the beneficial but not nominal owner, including product name, registration number, the particular entity that owns or holds such Registration and expiration date of such Registration (if any). Each Seller has paid all maintenance and similar fees to any Governmental Entity necessary to maintain each Registration active in each jurisdiction reflected on Sections 3.17(a) or 3.17(b) of the Seller Disclosure Schedule.

(c) Except as set forth on Section 3.17(c) of the Seller Disclosure Schedule, the Sellers own all Registration Data or are currently authorized to rely on any such Registration Data owned by one or more third parties and have properly and fully compensated all third party owners of required Registration Data needed to support the Registrations required to be listed on Sections 3.17(a) and 3.17(b) of the Seller Disclosure Schedule (the “Data Owners”). Except as set forth on Section 3.17(c) of the Seller Disclosure Schedule, no Seller has granted any letters of access, license or other form of citation rights to any of the Registration Data. Each Registration has sufficient Registration Data to support the label claims currently made with respect to the products sold in the Business under such Registrations.

(d) Each Seller owns, is the beneficial owner of, holds or owns a license or other contractual right to use in the operation of the Business all Registrations that are necessary for it to conduct the Business and, to the extent not covered by the foregoing, the Registrations set forth on Section3.17(a) and 3.17(b) of the Seller Disclosure Schedule, free and clear of all Liens, other than with respect to any Registration in which such Seller is a sub-registrant or “me-too” Registrant, Liens on those primary registrations owned or held by a Person other than a Seller. The Registrations owned and held by the Sellers are valid and in full force and effect. Each Seller is in material compliance with the key terms of such Registrations. Each such Registration is, and the products manufactured pursuant thereto are, in compliance with Applicable Law. Each Seller’s labels are in compliance with Applicable Law with respect to labels and labeling.

(e) Each Seller has complied in all material respects with all requests or notices from any Governmental Entity sent to it for any modification, change or alteration to any Registration relating to the Business and except as set forth on Section3.17(e) of the Seller Disclosure Schedule, to the Sellers’ Knowledge, there are no (i) pending notices or requests from any Governmental Entity for any modification, change or alteration to any Registration, or (ii)pending notices or requests from any Governmental Entity requesting or requiring Sellers or any other Person to generate additional data to support any Registration, in either case where such Registration is required to be listed on Section 3.17(a) or Section 3.17(b) of the Seller Disclosure Schedule.

(f) No Seller has, within the last three (3) years, received written notice of any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Registration relating to the Business. No Seller is in default, nor has any Seller received within the last three (3) years’ written notice of any claim of default, or stop sales order, with respect to any Registration directly relating to, the Business.

(g) Except as set forth in Section 3.17(g) of the Seller Disclosure Schedule, the Sellers have not voluntarily or involuntarily issued any recall, market withdrawal, safety alert, warning or any notice relating to an alleged lack of safety of its products or received any written notice of any claim against any of them relating to safety or the bodily injury, death or other disability caused by the products manufactured, distributed or sold by or for the Sellers and, to the Sellers’ Knowledge, there are no facts or circumstances that would form a basis for any such claim or for any such recall, market withdrawal, safety alert, warning or notice. The manufacture of the current products of the Sellers is being conducted in material compliance with current good manufacturing standards.

(h) No Seller has received any notice from any vendor of any active, inert or other products or ingredients in any products that such vendor cannot currently continue or will not be able to continue to supply any such products or ingredients. To the Knowledge of Sellers all such vendors and suppliers have timely responded to all requests or notices from any Governmental Entity sent to it for any modification, change, alteration to or request for data or other information for any products or ingredients sold to Sellers.

SECTION 3.18 Product Warranty.

(a) Other than with respect to products returned in the Ordinary Course of Business, each product of the Business sold, distributed, provided, shipped or licensed by a Seller, and each service rendered by a Seller, prior to Closing conformed in all material respects with all applicable contractual commitments, warranties and Applicable Law, and there are no material design, manufacturing or other defects, latent or otherwise, in such products. With respect to each product of the Business sold, distributed, provided, shipped or licensed by a Seller prior to Closing, such products complied in all material respects with requirements of Applicable Law relating to warning labels.

(b) Each Seller’s accounting records reflect adequate reserves for product design and warranty claims and similar claims with respect to each product of the Business manufactured, sold, distributed, provided, shipped or licensed by such Seller, and each service rendered by such Seller, on or prior to the date of such accounting records. Each Seller’s accounting records reflect or will reflect, as applicable, adequate reserves for such claims with respect to each product of the Business manufactured, sold, distributed, provided, shipped or licensed by such Seller, and each service rendered by such Seller, prior to Closing.

(c) Section 3.18(c) of the Seller Disclosure Schedule sets forth the return and refund policies of the Business pursuant to which any customer may return any product or pursuant to which Buyers may be required to accept returns or make refunds under and pursuant to Section 5.17.

SECTION 3.19 Suppliers and Customers. Section 3.19 of the Seller Disclosure Schedule contains a complete and accurate list of the ten (10) largest suppliers of the Business in the last fiscal year (the “Major Suppliers”) and of the Major Customers. To Sellers’ Knowledge, no event has occurred which would be reasonably likely to materially and adversely affect Sellers’ relations with such Major Suppliers and Major Customers. To Sellers’ Knowledge, no Major Supplier has in the last twelve (12) months indicated to any Seller that it is considering stopping or materially decreasing the rate of supplying materials, products or services to the Business. To Sellers’ Knowledge, no Major Customer of the Business has in the last twelve (12) months indicated to any Seller that it is considering stopping or materially decreasing the rate of buying products from the Business.

SECTION 3.20 Accounts Receivable. Sellers have delivered to Buyers a schedule of all accounts receivable showing the amount of each receivable and an aging of amounts due thereunder, which schedule is correct and complete as of [June 30, 2010]. No such sales were made pursuant to any discounts, rebates or allowances outside the Ordinary Course of Business. All accounts receivable of the Sellers that are reflected in the Financial Information represent bona fide receivables and are valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To Sellers’ knowledge, there is no contest, claim, defense or right of set-off, refund or adjustment, other than returns in the Ordinary Course of Business, of any account debtor relating to the amount or validity of any accounts receivable reflected in the Financial Information. Sellers have not factored any of their accounts receivable.

SECTION 3.21 GST Registration. Air Guard Canada is registered for GST purposes under Part IX of the Excise Tax Act (Canada) and its GST registration number is 866370935.

SECTION 3.22 Absence of Changes. Except as set forth on Section 3.22 of the Seller Disclosure Schedule, since April 30, 2010, Sellers have not with respect to the Business or the Acquired Assets: (i) sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its properties or assets other than in the Ordinary Course of Business or where such properties or assets were replaced with substantially equivalent properties or assets, (ii) except in the Ordinary Course of Business, made any general wage or salary increase, increased the compensation of any employee, entered into any employment contract with any employee, or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement directly benefiting any such employee, (iii) suffered any damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot or act of God or the enemy, or other similar casualty or event or otherwise (whether or not covered by insurance), (iv) entered into any transaction, contract or commitment outside the Ordinary Course of Business committing a Seller to make a capital expenditure in excess of $25,000 in the aggregate, (v) terminated, discontinued, closed or disposed of any material business operation, (vi) entered into, materially amended or terminated any Contract with any Major Customer or any Major Supplier.

SECTION 3.23 Transactions with Affiliates. Except as disclosed on Section 3.23 of the Seller Disclosure Schedule, Sellers are not now, nor during the past three (3) years have been, parties directly or indirectly, to any contract, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any Hired Employee or any “associate” of any Hired Employee (as the term “associate” is defined in Rule 405 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended), other than a contract which relates to or is entered into in connection with the full or part time employment of an employee. Except as set forth on Section 3.23 of the Seller Disclosure Schedule, there are not now, nor for the past three (3) years have there been, any loans outstanding to any of the Hired Employees from Sellers.

SECTION 3.24 Unlawful Benefits. Except as provided on Section 3.24 of the Seller Disclosure Schedule, since February 5, 2005, no Seller or Person authorized to act on behalf of any of them, in connection with the conduct of the Business, directly or indirectly, has given, or has agreed to give, any significant gift or similar benefit to any supplier, customer, or potential employee of the Business or any other Person who was, is or may be, in a position to help or hinder the Business under circumstances that involve a violation of any Law which was then in effect and which could reasonably be expected to subject the Business or the Sellers to any damages or penalty in excess of $25,000.

SECTION 3.25 Books and Records. The Books and Records of the Sellers, all of which Sellers have made available to Buyers, are, to Sellers’ Knowledge, for all periods after February 5, 2005: (i) complete and correct in all material respects, (ii) reflect actual bona fide transactions or meetings of the respective shareholders, board of directors and committees of the board of directors (or bodies acting in similar roles) and (iii) have been maintained in all material respects in accordance with Applicable Law and sound business practices

SECTION 3.26 Personal Information Consents. Section 3.26 of the Seller Disclosure Schedule sets forth the purposes pursuant to which any Seller collected Personal Information.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYERS

Except as set forth on the Disclosure Schedule attached hereto (the “Buyer Disclosure Schedule”), Buyers hereby represent and warrant to each Seller, on a joint and several basis that the following representations and warranties are true and correct as of the date hereof:

SECTION 4.1 Organization. US Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IP Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Canadian Buyer is a corporation incorporated by, organized and subsisting under the laws of the Province of Québec.

SECTION 4.2 Authorization. The execution, delivery and performance by Buyers of this Agreement and the Transaction Documents and the consummation by Buyers of the transactions contemplated hereby or thereby are, or with respect to the Transaction Documents shall be as of the Closing Date, within each Buyer’s corporate powers and have been, or with respect to the Transaction Documents shall be as of the Closing Date, duly and validly authorized by all requisite corporate action on the part of each Buyer. This Agreement has been and the Transaction Documents shall be as of the Closing Date duly and validly executed and delivered by Buyers and constitute the legal, valid and binding agreements of Buyers, enforceable against them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 4.3 Consents and Approvals; No Violations.

(a) Except as expressly contemplated by this Agreement or the Transaction Documents (including, without limitation, filings pursuant to the HSR Act), no filing with or notice to, and no permit, authorization, consent, waiver or approval of, any Governmental Entity is necessary for the execution and delivery by Buyers of this Agreement or any of the Transaction Documents or the consummation by Buyers of the transactions contemplated hereby.

(b) Neither the execution, delivery and performance of this Agreement or the Transaction Documents by Buyers nor the consummation by Buyers of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or similar governing documents) of Buyers, (ii) result in a material breach of, constitute a material default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to modify in any material respect, accelerate, terminate or cancel, or require any consent or approval of any Person under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyers are a party or are otherwise bound or (iii) violate any Applicable Laws applicable to Buyers or any of their properties or assets.

SECTION 4.4 Financial Ability. At the Closing, the Buyers will have the financial ability to fund the transactions contemplated by this Agreement through a combination of debt, equity issuances and/or cash.

SECTION 4.5 Brokers. Except as set forth on Schedule 4.5, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyers or any of their Affiliates.

SECTION 4.6 Litigation. There is no suit, claim, or action, or, to the knowledge of Buyers, proceeding or investigation, pending, or, to the knowledge of Buyers, any suit, claim, action, proceeding or investigation threatened, against any Buyer or which could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement in any material respect.

SECTION 4.7 GST Registration. Canadian Buyer is registered for GST purposes under Part IX of the Excise Tax Act (Canada) and its GST registration number is 121602353RT0005.

SECTION 4.8 Personal Information. To the extent that Buyers have been given access to Personal Information in the custody or control of one or more of the Sellers prior to the date hereof, Buyers have not used or disclosed any such Personal Information for any purposes other than purposes that directly relate to the transactions contemplated hereby.

ARTICLE 5

COVENANTS

SECTION 5.1 Conduct of the Business. From the date hereof until the Closing Date, each Seller shall, except as expressly required hereby, disclosed on Schedule 5.1, or otherwise consented to in advance in writing by Buyers:

(a) conduct the Business in the Ordinary Course of Business on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Business or the Acquired Assets, or the Assumed Liabilities except those in the Ordinary Course of Business and not otherwise prohibited under this Section 5.1;

(b) use its commercially reasonable efforts to preserve intact the goodwill and business organization of each Seller, provided, however, than in no event shall the foregoing require any Seller to expend funds outside the Ordinary Course of Business;

(c) duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(d) except as may be required as a result of a change in law or in GAAP, not change any of the accounting principles or practices used by it;

(e) except as otherwise provided herein, not amend any Assumed Contract in a material manner, nor enter into any new Contract that would constitute an Assumed Contract which would have to be scheduled on Section 3.14 of the Seller Disclosure Schedule, in either case outside the Ordinary Course of Business, unless such Assumed Contract can be cancelled by Sellers without penalty on thirty (30) days’ notice;

(f) notwithstanding the provisions of Section 5.1(e), not enter into any new Contract that would constitute an Assumed Contract the terms of which would prohibit, restrict or limit access to, review by or disclosure to Buyers of such Contract;

(g) not amend the Canadian Lease;

(h) not increase any Hired Employee’s compensation;

(i) not, with respect to the Business or the Acquired Assets, (A) sell, assign, transfer, lease, exchange or otherwise dispose of any of its properties or assets other than in the Ordinary Course of Business or where such properties or assets are replaced with substantially equivalent properties or assets, (B) except in the Ordinary Course of Business or as necessary for compliance with Applicable Law, enter into, amend or terminate employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement directly benefitting any Hired Employee, (C) enter into any transaction, contract or commitment intended to be an Assumed Contract or Assumed Contracts committing Sellers in the aggregate to make capital expenditures in excess of $25,000 or (D) terminate, discontinue, close or dispose of any material business operation;

(j) not dispose of or permit to lapse any right to the use of any Transferred Intellectual Property, or dispose of, or disclose to any Person (other than to a Seller’s employees, legal counsel, Seller’s customers permitted to use Seller’s labels, or the Persons to whom such Intellectual Property will be licensed pursuant to the IP License Agreement), any trade secret, formula, process, technology or know-how of Sellers or the Business not heretofore a matter of public knowledge; and

(k) not authorize, or commit or agree to take, any of the foregoing actions which are prohibited or restricted hereunder.

SECTION 5.2 Access to Information.

(a) Prior to the Closing, Buyers and Buyers’ representatives shall contact and communicate with the employees, customers, suppliers and other business relations of each Seller in connection with the transactions contemplated hereby only with the prior written consent of such Seller which consent shall not be unreasonably withheld, conditioned or delayed. Between the date hereof and the Closing Date, each Seller will provide Buyers and their authorized representatives with reasonable access during normal business hours and upon reasonable prior notice to the facilities, senior management, Books and Records of the Business and, subject to the immediately preceding sentence, the employees of the Business, provided that (i) Buyers agree that such access will give due regard to minimizing interference with the operations, activities and employees of such Seller and (ii) such access and disclosure would not violate the terms of any agreement by which such Seller is bound or any Applicable Law, and Sellers shall provide electronic copies of such Books and Records to Buyers for integration planning and to facilitate the post closing transition

(b) Between the date hereof and the Closing Date, each Seller shall promptly furnish to Buyers and their authorized representatives such financial, technical and operating data and other information with respect to the Business and properties thereof or the Acquired Assets as Buyers may from time to time reasonably request.

(c) Buyers acknowledge that they remain bound by that certain Confidentiality Agreement between Zep Inc. and Watco International Holdings Corp. dated May 27, 2010 (the “Confidentiality Agreement”).

(d) To the extent that Buyers are given access to Personal Information in the custody or control of a Seller during the period leading up to and including Closing, Buyers shall not use or disclose such Personal Information for any purpose other than purposes that directly relate to the transactions contemplated hereby.

SECTION 5.3 Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, the Sellers shall not take, nor will the Sellers permit any of their Affiliates or representatives, directly or indirectly, through any officer, director, manager or agent of them or otherwise, to take, any action to solicit, initiate, engage, encourage (including by way of furnishing non-public information or assistance) or enter into discussions or negotiations with, or enter into any confidentiality agreement, letter of intent, purchase agreement or similar agreement with, any Person (other than Buyers, their Affiliates and their respective representatives) concerning any proposal that constitutes, or could reasonably be expected to lead to, a proposal to acquire all or any portion of the Acquired Assets (other than assets sold in the Ordinary Course of Business) (“Acquisition Proposal”). Each Seller agrees to promptly notify Buyers should it be contacted in any regard by any Person with respect to any actual or potential Acquisition Proposal.

SECTION 5.4 Approvals and Consents.

(a) The parties hereto shall use their respective commercially reasonable efforts, and shall cooperate with each other, to promptly make all filings with, provide notices to, obtain all consents, waivers, approvals, authorizations and permits that is required or reasonably appropriate in connection with the consummation of the transactions contemplated hereby, including, without limitation, (i) those to be made with, provided to or obtained from any Governmental Entity and (ii) those to be made with, provided to or obtained from any party to any Contract listed on Schedule 6.2(d).

(b) Buyers shall use their commercially reasonable efforts to cause the conditions set forth in Section 6.1 to be satisfied and to consummate the transactions contemplated herein, provided that, except as expressly set forth herein, no Buyer or its Affiliates shall be required to expend any funds to obtain any consents, waivers, permits, registrations, authorizations and approvals of Governmental Entities. Each Seller shall use its commercially reasonable efforts to (i) cause the conditions set forth in Section 6.2 to be satisfied and to consummate the transactions contemplated herein and (ii) to amend each of the sales representative agreements, in a form and substance reasonably acceptable to Buyers, to provide that the exclusive rights of such sales representative applies only to products of Sellers as of the date of this Agreement and, if not already provided in such agreement, imposing non-competition obligations on such sales representative, provided that, except as expressly set forth herein, no Seller shall be required to expend any funds to obtain any consents, waivers, permits, registrations, authorizations and approvals of Governmental Entities set forth on Schedule 6.2(c).

SECTION 5.5 Additional Agreements. From time to time, as and when requested by any party hereto and at such party’s expense, any other party(ies) hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

SECTION 5.6 Employee Benefits.

(a) Offer of Employment. Each Buyer shall offer employment, commencing on the Closing Date, to the employees of the Business listed across such Buyer’s name on Exhibit D hereto (“Listed Employees”), which offers for U.S. Hired Employees shall be at such locations and on such terms and conditions as may be determined by the Buyers or their Affiliates in their discretion and with respect to Canadian Hired Employees, which offers shall be no less favorable to such employee in the aggregate as the terms and conditions of employment for such employees as of the date hereof; provided that nothing herein shall cause or require the Buyers to assume or adopt any pension or similar plan of any Seller or create any Employee Plan. The parties hereto shall cooperate in each such Buyer’s efforts to make such offers. Those employees who accept a Buyer’s offer of employment and become employed by Buyers shall hereafter be referred to as “Hired Employees”. Buyers shall recognize the past services of U.S. Hired Employees with Sellers for (i) purposes of eligibility and vesting credit (but not for the purposes of benefit accrual or rate of benefit accrual) under employee benefit plans (but not including any equity-based compensation plan) sponsored by Buyers, (ii) years of service for any severance policy of Buyers, and (iii) Buyers’ vacation policy. Buyers shall, with respect to employees of Air Guard Canada, recognize the Hired Employees’ years of service for any severance policy of Buyers and for any other purposes as required by Applicable Law.

(b) Actions Prior to Closing. Prior to, or in connection with, the Closing, Buyers shall take no action to cause any Seller or the Business to terminate the employment of any employee of the Business (other than in connection with the retention or relocation of any Hired Employee), and no Sellers nor the Business shall be under any obligation to terminate any employee of the Business prior to or on the Closing Date.

(c) Actions After Closing. After the Closing, each Seller shall have full responsibility for any employment decisions regarding staff who are not Hired Employees. Buyers shall be responsible only for those employees who are Hired Employees, and subject to the first sentence of Section 5.6(a), shall have the full discretion to determine the terms and conditions of employment for the Hired Employees. Expenses and benefits with respect to claims incurred by Hired Employees or their covered dependents on or after the Closing Date shall not, except to the extent provided in Section 5.6(d) or required under the applicable Employee Plan or Applicable Law, be the responsibility of any Seller (or of any Employee Plan maintained by any Seller), but shall be the responsibility of Buyers to the extent such claims are covered under any Employee Plan maintained by Buyers in which the Hired Employee is then participating. For purposes of this Section 5.6(c), a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the individual first enters the hospital. Notwithstanding the foregoing, each Seller shall be solely responsible for any obligations of such Seller to provide retiree life insurance, retiree medical, and retiree dental benefits to employees of the Business who are entitled to such benefits prior to the Closing and who were covered under retiree welfare programs of such Seller as of the Closing, and to their covered dependents.

(d) COBRA. After the Closing Waterbury shall continue to maintain its group health plan for a limited period of time. Until termination of Waterbury’s group health plan, Waterbury shall be solely responsible for any legally mandated continuation of health care coverage for any “M&A qualified beneficiary” and/or their dependents who are covered by any Employee Plan before or at the Closing, and for satisfaction of any related notice requirements. Upon termination of Waterbury’s group health plan, US Buyer shall be responsible for any legally mandated continuation of health care coverage for “M&A qualified beneficiaries”, in accordance with Treas. Reg. § 54.980B-9, Q&A 8(c). For purposes hereof, each of “M&A qualified beneficiary,” “group health plan” and “qualifying event” shall have the meaning ascribed thereto in Section 4980B of the Code.

(e) No Third-Party Beneficiary. Except as specifically provided, no provision of this Agreement shall create any third-party beneficiary rights in any person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of a Seller, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Employee Plan of Seller, and no provision of this Agreement shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan of a Seller, including the currently existing Employee Plans of Sellers.

SECTION 5.7 Public Announcements. Prior to Closing, the parties hereto will agree on a communications plan regarding the timing and content of the public announcement on the Closing Date of the transactions contemplated hereby. From and after the date hereof and prior to and in connection with the Closing, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the prior written consent of the other party(ies) hereto (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall allow the other party(ies) reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 5.8 Regulatory Filings. Not later than July 30, 2010, the applicable Buyer(s) shall, on the one hand, and the applicable Seller(s) shall, on the other, make any and all filings, notifications and related materials which are required under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”), and with any other Governmental Entities pursuant to any other antitrust Applicable Laws with respect to the transactions contemplated by this Agreement. The applicable Seller(s) shall furnish to the applicable Buyer(s), and the applicable Buyer(s) shall furnish to the applicable Seller(s), such necessary information and reasonable assistance as the other(s) may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other antitrust Applicable Laws. The applicable Seller(s) shall promptly inform the applicable Buyer(s), and the applicable Buyer(s) shall promptly inform the applicable Seller(s), as to any communications with, and any inquiries or requests for additional information from, any Governmental Entity in connection with the foregoing, and subject to Applicable Law, shall provide the other parties with a copy of any written communication to the foregoing, and each party hereto shall comply as promptly as possible with any such inquiry or request. No party shall participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning antitrust matters related to the consummation of the transactions contemplated by this Agreement unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate in such meeting or discussion. Buyers and Sellers hereby covenant and agree to use commercially reasonable efforts to secure early termination or expedited review of any waiting periods under the HSR Act, to obtain the approval of any Governmental Entity necessary to consummate the transactions contemplated hereby and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby provided that, notwithstanding anything herein to the contrary, neither Buyers nor Sellers shall be required to file suit, defend or take any other legal action in order to obtain any necessary approvals. No party hereto shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. All filing fees required in connection with the filing of any notifications and related materials that are required under the HSR Act shall be borne by Buyers (the “HSR Filing Fees”). Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by Buyers to consummate the transactions contemplated herein, in no event shall Buyers be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the reasonable discretion of Buyers, could be expected to limit (i) the freedom of action of Buyers with respect to the operation of, or Buyers’ ability to retain, the Acquired Assets, or (ii) the ability to retain, own or operate any portion of the businesses, product lines, or assets, of Buyers or their Affiliates, or alter or restrict in any way the business or commercial practices of Buyers or their Affiliates.

SECTION 5.9 Noncompetition Provisions.

(a) (i) Each Seller and Watco hereby agrees that, during the period beginning on the Closing Date and ending on the date that is five (5) years following the Closing Date (the “Seller Non-Competition Period”), it will not, and will not cause, permit or assist any of its directors, officers, employees, agents or Direct Affiliates to, either directly or indirectly (including by way of sale or distribution of products to other Persons who re-sell or distribute such products on such Seller’s or any of its Direct Affiliates behalf), do any of the following without the prior written consent of Buyers (it being understood and agreed that Waterbury’s fulfillment of its obligations under the Transition Services Agreements shall not constitute a breach of this Section 5.9): other than as a holder of less than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Worldwide Competitive Business, engage, directly or indirectly, as an owner, equity holder, member, lender, partner, co-venturer, director, officer, employee, agent, consultant, service provider or otherwise in any business that competes with the Business in the territories and countries where Sellers currently conduct the Business or through the Business otherwise sell products and services (a “Worldwide Competitive Business”).

(ii) Each Seller and Watco hereby agrees that, during the Seller Non-Competition Period, it will not, and will not cause, permit or assist any of the P&L Companies to, either directly or indirectly (including by way of sale or distribution of products to other Persons who re-sell or distribute such products on such Seller’s or any of the P&L Companies’ behalf), do any of the following without the prior written consent of Buyers: other than as a holder of less than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a North American Competitive Business, engage, directly or indirectly, as an owner, equity holder, member, lender, partner, co-venturer, director, officer, employee, agent, consultant, service provider or otherwise in any business that competes with the Business in North America (a “North American Competitive Business”).

(iii) Each Seller hereby agrees that, during the Seller Non-Competition Period, it will not, and will not cause, permit or assist any of its directors, officers, employees, agents or Direct Affiliates or the P&L Companies to, and each of Watco, WPP V and WPP EAP hereby agrees that, during the Seller Non-Competition Period, it will not and will not cause, permit or assist any of its directors, officers, employees, or agents, or the P&L Companies to, or encourage, instruct or assist any of their respective direct or indirect subsidiaries or affiliates, to either directly or indirectly, do any of the following without the prior written consent of Buyers: during the term of any Hired Employee’s employment with a Buyer and during the six month period following the termination of such employment, solicit for employment, employ or retain, or arrange to have any other Person solicit for employment, employ or retain, any Hired Employee.

For purposes of clarity, unless such customers are doing so at a Seller’s direction, with a Seller’s assistance, or otherwise on a Seller’s behalf, a Seller shall not be deemed to have breached this Section 5.9 in the event that any of its customers take any action such Seller is prohibited to take under this Section 5.9; provided the same is not done with the assistance, encouragement or advice of the Sellers otherwise in violation of this Section 5.9. Moreover, for further purposes of clarity, the fact that Watco and Waterbury Companies Acquisition Corp., a Delaware corporation have ownership interests in the P&L Companies shall not, in and of itself, be deemed a breach of Section 5.9(a)(i) but nothing in this sentence shall permit Watco or Waterbury from providing advice or assistance otherwise in violation of Section 5.9(a)(i).

(b) Except (i) in Waterbury’s fulfillment of its obligations under the Transition Services Agreements (and in such instance, only on a need-to-know basis), (ii) as contemplated by this Agreement and (iii) as permitted by the IP License Agreement each Seller hereby further agrees that during the Non-Competition Period, it will not, and will not cause or give permission to any of its directors, officers, employees, agents or Direct Affiliates, or to any of its Affiliates to whom it has provided any Buyer Confidential Information, either directly or indirectly, in any capacity whatsoever, to divulge, disclose or communicate to any Person not subject to obligations of confidentiality in favor of Buyers at least as stringent as those contained herein any Buyer Confidential Information (as defined below). Each Seller agrees that “Buyer Confidential Information” includes but is not limited to: (A) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other information of Buyers and/or Buyers’ business (including, after Closing, the Business and the Acquired Assets); (B) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Business, or of Buyers and/or Buyers’ business; (C) any confidential information or trade secrets of or related to the Business or Buyers and/or Buyers’ business; and (D) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, which pertains to the affairs or interests of the Business, the Buyers and/or Buyers’ business, but shall in no event include information which is or becomes generally available to the public other than as a result of a breach of this Agreement by a Seller (or any of its directors, officers, employees, agents or Affiliates). Each Seller shall be permitted to disclose Buyer Confidential Information as may be required by Applicable Law, subject to promptly providing Buyers with prior notice of such required disclosure and an opportunity to request protection from the relevant Governmental Entity within ten (10) Business Days of such notice (or such shorter period required by Applicable Law or order of the relevant Governmental Entity).

(c) Except (i) in fulfilling such Seller’s and its Direct Affiliates’ obligations under the Transition Services Agreements (and in such instance, only on a need-to-know basis), (ii) as contemplated by this Agreement and (iii) as permitted under the terms of the IP License Agreement, each Seller hereby agrees that it will not, and will not cause or give permission to any of its directors, officers, employees, agents or Direct Affiliates or any of its other Affiliates to whom it has provided any unpublished Transferred Intellectual Property, either directly or indirectly, in any capacity whatsoever, to divulge, disclose, use, or communicate to any Person not in the employment of Buyers any unpublished Transferred Intellectual Property. Each Seller and its Affiliates shall be permitted to disclose such unpublished Transferred Intellectual Property in connection with any disputes relating to this Agreement, any Transaction Document and/or the transactions contemplated hereby and thereby, in connection with the fulfillment of its obligations hereunder and as may be required by Applicable Law, subject to providing Buyers with prior notice of such required disclosure and an opportunity to request protection from the relevant Governmental Entity within ten (10) Business Days of such notice (or such shorter period required by Applicable Law or order of the relevant Governmental Entity.

(d) The parties hereto agree that the duration and geographic area for which the covenant not to compete and confidentiality covenant set forth in this Section 5.9 are to be effective are reasonable. In the event that any court determines that the time period or the geographic area or both of them, are unreasonable and that either such covenant is to that extent unenforceable, the parties hereto agree that such covenant shall remain in full force and effect for the greatest time period and in the greatest geographic area that would not render it unenforceable. The parties hereto intend that these covenants shall be deemed to be series of separate covenants one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside of the United States of America where these covenant are intended to be effective. The parties hereto agree that damages are an inadequate remedy for any breach of these covenants and that each Buyer shall be entitled to equitable relief in the form of preliminary or permanent injunctions without bond or other security upon any actual or potential breach of either of these covenants in addition to any other remedy each Buyer may have hereunder.

SECTION 5.10 Updating Schedules.

(a) From the date hereof up and until the Closing Date, Sellers shall disclose to Buyers in writing (in the form of an updated Seller Disclosure Schedule) any material variances from the disclosures provided by Sellers in the Seller Disclosure Schedule in connection with the representations and warranties contained in Article 3 promptly upon discovery thereof (“Updated Disclosure”), which shall include (i) any matter first existing or occurring following the date hereof, with respect to the existence of which a Seller has Knowledge, and that (1) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Seller Disclosure Schedule, or (2) is necessary to correct any information in the Seller Disclosure Schedule that has been rendered inaccurate thereby or (ii) any matter that, to the Sellers’ Knowledge, arose prior to the date of this Agreement and was not previously set forth in the Seller Disclosure Schedule. Such Updated Disclosure shall amend and supplement the Seller Disclosure Schedule delivered on the date hereof. Notwithstanding the foregoing, Buyers shall have ten (10) days to review any such Updated Disclosure, together with the Seller Disclosure Schedule and any and all previously provided Updated Disclosures (notwithstanding the fact that Buyers may have previously reviewed and accepted any such previous Updated Disclosures), to determine if such Updated Disclosure together with any and all previously provided Updated Disclosures would, if in effect on the Closing Date, prevent satisfaction of the closing conditions in Section 6.2(a). During such ten (10) day review period and notwithstanding any cure period that may be applicable pursuant to Section 7.1, Buyers may, at their sole discretion, terminate this Agreement pursuant to the provisions of Section 7.1 (to the extent entitled to do so pursuant to Section 7.1). If Buyers do not provide Sellers with a termination notice prior to the end of such ten (10) day review period, Buyers shall be deemed to have waived their right to terminate this Agreement, solely with respect to such Updated Disclosure unless additional Updated Disclosures are provided. If any Updated Disclosures include information which needed to be disclosed on the date hereof for the representations and warranties contained in Article 3 to have been true and correct on the date hereof (whether or not Buyers elects to terminate this Agreement pursuant to this provisions of this Section 5.10(a), then for purposes of determining Buyers’ indemnification rights under this Agreement, the Seller Disclosure Schedule shall not be deemed to be amended or supplemented by such Updated Disclosures and unless this Agreement is terminated pursuant to Section 7.1 (or the transactions contemplated herein fail to close, in which case such Updated Disclosures shall not limit or modify Buyers’ remedies for breach of this Agreement) Buyers shall be entitled to indemnification for Losses resulting from the breach to the extent set forth in this Agreement.

(b) From the date hereof until the Closing Date, Buyers shall disclose to Sellers in writing any material variances from Buyers’ representations and warranties contained in Article 4 promptly upon discovery thereof (“Buyer Updated Disclosures”), which shall include (i) any matter first existing or occurring following the date hereof, with respect to the existence of which a Buyer has knowledge, and that (1) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Buyer Disclosure Schedule, or (2) is necessary to correct any information in the Buyer Disclosure Schedule that has been rendered inaccurate thereby or (ii) any matter that, to the knowledge of a Buyer, arose prior to the date of this Agreement and was not previously set forth in the Buyer Disclosure Schedule. Such Buyer Updated Disclosure shall amend and supplement the any Buyer disclosure schedules delivered on the date hereof. Notwithstanding the foregoing, Sellers shall have ten (10) days to review any such Buyer Updated Disclosure, together with the Buyers disclosure schedules delivered on the date hereof and any and all previously provided Buyer Updated Disclosures (notwithstanding the fact that Sellers may have previously reviewed and accepted any such previous Buyer Updated Disclosures), to determine if such Buyer Updated Disclosure together with any and all previously provided Buyer Updated Disclosures would, if in effect on the Closing Date, prevent satisfaction of the closing conditions in Section 6.1(a). During such review ten (10) day review period and notwithstanding any cure period that may be applicable pursuant to Section 7.1 (to the extent entitled to do so pursuant to Section 7.1), Sellers may, at its sole discretion, terminate this Agreement pursuant to the provisions of Section 7.1. If Sellers do not provide Buyers with a termination notice prior to the end of such ten (10) day review period, Sellers shall be deemed to have waived their right to terminate this Agreement, solely with respect to such Buyer Updated Disclosure unless additional Buyer Updated Disclosures are provided. If any Buyer Updated Disclosures include information which needed to be disclosed on the date hereof for the representations and warranties contained in Article 4 to have been true and correct on the date hereof (whether or not Sellers elect to terminate this Agreement pursuant to this provisions of this Section 5.10(b), then for purposes of determining

Sellers’ indemnification rights under this Agreement, the Buyers’ disclosure schedule shall not be deemed to be amended or supplemented by such Buyer Updated Disclosures and unless this Agreement is terminated pursuant to Section 7.1 (or the transactions contemplated herein fail to close, in which case such Buyer Updated Disclosures shall not limit or modify Sellers’ remedies for breach of this Agreement). Sellers shall be entitled to indemnification for Losses resulting from the breach to the extent set forth in this Agreement.

SECTION 5.11 Possession of Acquired Assets. Each Seller acknowledges and agrees that from and after the Closing the Buyers will, subject to the limitations set forth in the Transition Services Agreements, be entitled to immediate possession of all Acquired Assets. Subject to the terms and conditions of the Transition Services Agreements, except as may be provided in the Transition Services Agreement, Buyers shall be solely responsible for removal and transfer of all tangible Acquired Assets from each Seller’s facilities (the “Transferred Asset Transfer”) and any and all Losses resulting therefrom.

SECTION 5.12 Post-Closing Supply. US Buyer agrees that in the one (1) year period following the Closing, it will supply to P. & L. Systems Limited, at P. & L. Systems Limited’s request, those products of Sellers set forth on Section 5.12 of the Seller Disclosure Schedule at the prices as set forth in such Section and in such monthly volumes during such one year period as set forth on Section 5.12 of the Seller Disclosure Schedule. All such orders shall be on the standard terms and conditions of US Buyer, including all payment and delivery terms as the same may be modified by US Buyer from time to time.

SECTION 5.13 Name Change. As promptly as reasonably practicable following the Closing, but in any event within thirty (30) days following the Closing Date, (a) Sellers shall change their respective corporate names from Air Guard Control Corporation, Air Guard Control (Canada) Limited and Waterbury Companies, Inc., respectively, to another name that is dissimilar to the foregoing and remove any reference to the names “Air Guard,” “Waterbury” or variations thereof, or any other trade name used in the Business, and (b) Sellers shall file in all jurisdictions in which they are qualified to do business all documents necessary to reflect such change of names or to terminate their qualifications therein except in fulfilling their obligations under the Transition Services Agreements. In connection with enabling Buyers, at or as soon as practicable following the Closing, to use the current corporate name of the Sellers, the Sellers shall, at or prior to the Closing, (x) execute and deliver to Buyers all consents related to such change of name as may be reasonably requested by Buyers, and (y) otherwise use commercially reasonable efforts to cooperate with Buyers, provided, however, that, in connection with this clause (y), in no event shall the foregoing require any Seller to expend funds.

SECTION 5.14 Risk of Loss. The risk of loss with respect to the Acquired Assets shall remain with the Sellers until the Closing. Until the Closing, the Sellers shall maintain in force all the policies of property damage insurance under which any Acquired Asset is insured.

SECTION 5.15 Receivables. From and after the Closing, Sellers shall promptly remit to a designated bank account any checks or other payments received by Sellers which constitute receivables acquired by Buyers hereunder.

SECTION 5.16 Use of Personal Information. To the extent that a Seller transfers Personal Information to Buyers following the Closing, Buyers shall not, without the consent of the individuals to whom such Personal Information relates or as permitted or required by Applicable Law, use or disclose such Personal Information: (a) for purposes other than those described in Section 3.26 of the Seller Disclosure Schedule; or (b) which does not relate directly to the carrying on of the Business.

SECTION 5.17 Product Returns. From and after the Closing, and to the extent (but only to the extent) required under any applicable Seller’s refund and return policy in effect as of the date hereof, Buyers shall replace or refund, as appropriate, damaged, defective or returned goods of the Business sold by a Seller prior to the Closing.

SECTION 5.18 Insurance. On or prior to the Closing Date, Sellers shall cause Buyers to be named as an “additional insured” with respect to any and all property, casualty, products liability, business interruption and other insurance policies currently maintained by any such Seller. Following Closing, Sellers shall not terminate or cause to be cancelled any insurance coverage for any period prior to the Closing Date.

SECTION 5.19 Registration Data. Prior to Closing, Sellers shall have provided to Buyers Registration Data supporting or purporting to support those Registrations identified by the parties as Registrations “237”, “210” and “137” and as the sub Registrations for the “Ozium” products.

SECTION 5.20 Consultant. Sellers shall engage a consultant, reasonably acceptable to Buyers, whose scope and engagement shall be reasonably acceptable to Buyers and which consultant shall both prior to Closing and following Closing assist in the identification of all Registration Data necessary to support all and any claims made in any Registration and related labels and technical and marketing materials. If (a) any Registration has been identified as not having all necessary Registration Data or (b) any Government Authority requests additional data, in the case of (a) or (b) above necessary to support any claims currently made with respect to such product on or before the Closing Date (other than pursuant to an industry-wide data call-in), Sellers shall pay the cost of obtaining all such Registration Data. Sellers shall pay all fees and expenses of the consultant.

ARTICLE 6

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties set forth in Article 4 shall, without giving effect to any materiality or Material Adverse Effect qualifier therein, be true, correct and complete in all respects at and as of the Closing Date (except for those representations and warranties, expressly required to be made as of a particular date, which shall be true, correct and complete in all respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect on the ability of Buyers to consummate the transactions contemplated hereby;

(b) Performance of Covenants and Agreements. Each Buyer shall have performed or complied with in all material respects, all the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) Governmental Consents and Notices. Buyers, to the extent applicable, shall have received consents, waivers, permits, authorizations and approvals of Governmental Entities set forth on Schedule 6.1(c)(1) and/or the applicable waiting periods with respect thereto shall have expired; Buyers shall have made filings with and/or provided notices to, as applicable, those Governmental Entities set forth on Schedule 6.1(c)(2); Sellers, to the extent applicable, shall have received consents, waivers, permits, authorizations and approvals of Governmental Entities set forth on Schedule 6.2(c)(1) and/or the applicable waiting periods with respect thereto shall have expired;

(d) Third Party Consents. Sellers shall have received, in form and substance reasonably satisfactory to Sellers and in full force and effect, the consents from the third parties set forth on Schedule 6.1(d);

(e) Actions and Proceedings. No action or proceeding before any Governmental Entity shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(f) Closing Deliverables.

(i) US Buyer shall have delivered, or caused to be delivered, to Sellers certified copies of the resolutions duly adopted by its board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, IP Buyer shall have delivered to Sellers certified copies of the resolutions of its sole member authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and Canadian Buyer shall have delivered to Sellers certified copies of the resolutions of its board of directors and certified copies of the resolutions passed by the sole shareholder of Canadian Buyer (if necessary for the consummation of the transaction contemplated hereby) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(ii) Buyers shall have delivered to Sellers, a copy of the certificate of incorporation of US Buyer, certified by the Secretary of State of Delaware and certified copies of US Buyer’s other governing documents, a copy of the certificate of formation of IP Buyer, certified by the Secretary of State of Delaware and certified copies of IP Buyer’s other governing documents, a copy of the articles of incorporation of Canadian Buyer certified by Corporations Canada and a certified copy of the by-laws and other governing documents of Canadian Buyer, and a certified incumbency with respect to each Buyer’s signatory or signatories for the Transaction Documents;

(iii) Buyers shall have delivered to Sellers, a certificate of Buyers in the form set forth as Exhibit E hereto, dated the Closing Date, stating that the conditions specified in Sections 6.1(a) and 6.1(b) have been satisfied;

(iv) Buyers shall have delivered the Payoff Payment in accordance with the payment letters required pursuant to Section 6.2(f)(vi) and Buyer shall have delivered to Sellers and/or such Persons as Sellers may have directed in writing the balance of the Estimated Cash Payment;

(v) Buyers shall have delivered to the Escrow Agent, the Escrow Funds;

(vi) Buyers shall have delivered to Waterbury a duly executed Transition Services Agreement, in the form of Exhibit F hereto (the “Transition Services Agreement”);

(vii) Buyers shall have delivered a duly executed IP License Agreement, in the form of Exhibit G hereto (the “IP License Agreement”);

(viii) Buyers shall have delivered duly executed copies of the other Transaction Documents to which one or more Buyers is a party;

(ix) Buyers shall have delivered to Sellers a good standing certificate issued by the Secretary of State of the State of Delaware with respect to US Buyer and IP Buyer, as of a date no more than seven (7) days prior to the Closing and a certificate of compliance issued by Corporations Canada with respect to Canadian Buyer, as of a date no more that seven (7) days prior to the Closing; and

(x) Buyers shall have delivered to Sellers duly executed copies of all such other documents or instruments as Sellers may have reasonably requested a reasonable time prior to the scheduled Closing Date in order to give effect to the transactions contemplated hereby.

SECTION 6.2 Conditions to the Obligations of Buyers. The obligation of Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) Representations and Warranties. The representations and warranties set forth in Article 3 shall, without giving effect to any materiality or Material Adverse Effect qualifier therein, be true, correct and complete in all respects at and as of the Closing Date (except for those representations and warranties, expressly required to be made as of a particular date, which shall be true, correct and complete in all respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect or would not have a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby;

(b) Performance of Covenants and Agreements. Each Seller shall have performed or complied with in all material respects, all the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) Governmental Consents and Notices. Sellers, to the extent applicable, shall have received consents, waivers, permits, registrations, authorizations and approvals of Governmental Entities set forth on Schedule6.2(c)(1) and/or the applicable waiting periods with respect thereto shall have expired; Sellers shall have made filings with and/or provided notices to, as applicable, those Governmental Entities set forth on Schedule 6.2(c)(2); Buyers, to the extent applicable, shall have received consents, waivers, permits, authorizations and approvals of Governmental Entities set forth on Schedule 6.1(c)(1) and/or the applicable waiting periods with respect thereto shall have expired;

(d) Consents to Assignment. Buyers shall have received, in form and substance reasonably satisfactory to Buyers and in full force and effect, all consents and approvals set forth on Schedule6.2(d);

(e) Actions and Proceedings. No action or proceeding before any Governmental Entity shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transaction to be rescinded;

(f) Closing Deliverables.

(i) Sellers shall have delivered, or caused to be delivered, to Buyers a certificate of Sellers in the form set forth in Exhibit H hereto, dated the Closing Date, stating that the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied;

(ii) Sellers shall have delivered to Buyers a copy of the certificate of incorporation of each of Waterbury and Air Guard Control, certified by the Secretary of State of Delaware, certified copies of Waterbury’s and Air Guard Control’s other governing documents, a copy of the articles of incorporation of Air Guard Canada certified by Corporations Canada, a certified copy of the by-laws and other governing documents of Air Guard Canada, and a certified incumbency with respect to each Seller’s signatory or signatories for the Transaction Documents;

(iii) Each of Waterbury and Air Guard Control shall have delivered, or caused to be delivered, to Buyers certified copies of the resolutions duly adopted by its board of directors and sole stockholder (if necessary for the consummation of the transaction contemplated hereby) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and Air Guard Canada shall have delivered to Buyers certified copies of the resolutions of its board of directors and certified copies of the resolutions passed by the sole shareholder of Air Guard Canada (if necessary for the consummation of the transaction contemplated hereby) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iv) Waterbury shall have delivered to Buyers a duly executed Transition Services Agreement;

(v) Sellers shall have delivered to Buyers a duly executed IP License Agreement;

(vi) The holders of any Liens on or affecting the Acquired Assets shall have irrevocably released such Liens or shall have delivered payment letters including customary language, reasonably acceptable to Buyers, relating to the release of all Liens (including without limitation the Liens listed on Schedule 6.2(f)(vi)) affecting the Acquired Assets upon receipt of the amount set forth in the payment letters;

(vii) Waterbury shall have delivered to Buyers a good standing certificate issued by the Secretary of State of the State of Delaware with respect to Waterbury and Air Guard Control, as of a date no more than seven (7) days prior to the Closing and a certificate of compliance issued by Corporations Canada with respect to Air Guard Canada, as of a date no more that seven (7) days prior to the Closing;

(viii) Sellers shall have delivered duly executed copies of the other Transaction Documents to which one or more of Sellers is a party;

(ix) Sellers shall have delivered to Buyers duly executed copies of all such other documents or instruments as Buyers may have reasonably requested a reasonable time prior to the scheduled Closing Date in order to give effect to the transactions contemplated hereby;

(x) Sellers shall have delivered to Buyers the instructions required in Section 2.7(c);

(xi) Watco shall have duly executed and delivered a guaranty in the form attached hereto as Exhibit I; and

(xii) Sellers shall have delivered certificates of insurance evidencing Buyers being name as an “additional insured” pursuant to Section 5.18 hereof.

(g) Material Adverse Change. Since the date hereof, there shall not have occurred any Material Adverse Change.

(h) Ozium Reformulation. Sellers shall have delivered to Buyers evidence, in form and substance reasonably acceptable to Buyers, that the “Ozium” products (and other products that contain any phthalates) will be reformulated and commercially available at materially comparable prices to those available on the date hereof in a formulation that does not contain phthalates.

ARTICLE 7

TERMINATION; AMENDMENT; WAIVER

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of each Buyer and each Seller;

(b) by written notice from Buyers to Sellers, if (i) there has been a violation or breach by a Seller of any covenant, representation or warranty contained in this Agreement which, if in effect as of the Closing Date, would prevent the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b), and such violation or breach has not been waived by Buyers or, in the case of a covenant breach, cured by the applicable Seller within ten (10) days after written notice thereof from Buyers or (ii) Sellers fail to perform in any material respect any of their agreements contained herein required to be performed by them at or prior to the Closing and such failure has not been waived by Buyers or cured by the applicable Seller within ten (10) days after written notice thereof from Buyers;

(c) by written notice from Sellers to Buyers, if (i) there has been a violation or breach by a Buyer of any covenant, representation or warranty contained in this Agreement which, if in effect as of the Closing Date, would prevent the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(b), and such violation or breach has not been waived by Sellers or, in the case of a covenant breach, cured by the applicable Buyer within ten (10) days after written notice thereof from Sellers (provided that the failure of Buyers to deliver the consideration to be paid by Buyers pursuant to Section 2.6 as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Sellers) or (ii) Buyers fail to perform in any material respect any of their agreements contained herein required to be performed by them at or prior to the Closing and such failure has not been waived by Sellers or cured by the applicable Buyer within ten (10) days after written notice thereof from Sellers; or

(d) by written notice from Buyers to Sellers, or Sellers to Buyers, as the case may be, if the Closing has not occurred by, September 30, 2010 (“Termination Date”); provided that neither Buyers nor Sellers shall be entitled to terminate this Agreement pursuant to this Section 7.1(d) if any such Person’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either Buyers or Sellers pursuant to this Article 7 as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 7.2, Section 5.7, Sections 10.3 through 10.5 hereof, Sections 10.9 through 10.10 hereof, Section 10.13 hereof and the Confidentiality Agreement, which shall each survive the termination of this Agreement), and there shall be no liability on the part of any of

Buyers (on the one hand) or Sellers (on the other hand) to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination

The parties hereto hereby acknowledge and agree that each of the Buyers shall be deemed to have knowingly and willfully breached this Agreement, and such breach shall be deemed to have prevented the consummation of the transactions contemplated hereby, in the event that all of the Closing Conditions set forth in Section 6.2 hereof have been satisfied in accordance with the terms of thereof, but the Buyers have, for any reason whatsoever, failed to pay the Closing Cash Payment.

SECTION 7.3 Amendment. This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.4 Extension; Waiver. At any time prior to the Closing Date, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Except as permitted under Article 6 hereof, any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. Except as set forth in Article 6 hereof, the failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

SECTION 7.5 Specific Performance and Other Remedies. Each party hereto acknowledges that the rights of each of the other parties hereto to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any party hereto violates or fails or refuses to perform any covenant or agreement made by it herein, the other parties hereto may be without an adequate remedy at law. In the event that any party hereto violates or fails or refuses to perform any covenant or agreement made by such party herein, the other parties hereto may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

SECTION 8.1 Survival; No Additional Representations and Warranties.

(a) All of the representations and warranties of Sellers shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the “Standard Survival Period”) except for (a) the representations and warranties set forth in Sections 3.8, 3.10, and 3.11 (the “Extended Representations”) which shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (the “Extended Survival Period”); and (b) the representations and warranties set forth in the first three sentences of Section 3.1, in Section 3.2, in Section 3.13 and in the first two sentences of Section 3.15 (the “Special

Representations”) which shall survive indefinitely. All of the representations and warranties of Buyers shall survive until the Standard Survival Period except for the representations and warranties set forth in Sections 4.1 and 4.2 (collectively, the “Buyer Special Representations”) which shall survive indefinitely. Covenants of all parties shall survive according to their terms. Further, the survival period for claims for indemnification by any Buyer Indemnitee pursuant to Section 8.2(a)(v) shall end on the twenty-four (24) month anniversary of the Closing Date and pursuant to 8.2(a)(vi) shall end on the thirty-six (36) month anniversary of the Closing Date. The survival period for claims for indemnification by any Buyer Indemnitee pursuant to Sections 8.2(a)(ii) through 8.2(a)(iv) shall survive indefinitely. As used herein, the term “Survival Period” shall mean the period for which the representations and warranties survive as set forth in this Section 8.1(a) or during which any claim for indemnification may be made as set forth in this Section 8.1(a).

(b) EACH PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES BY EACH OTHER PARTY HERETO EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF EACH SUCH OTHER PARTY HERETO IN CONNECTION WITH THE ACQUIRED ASSETS, ASSUMED LIABILITIES AND THE TRANSACTIONS CONTEMPLATED HEREBY (EXCLUDING FROM THIS LIMITATION THE REPRESENTATIONS, WARRANTIES AND CONDITIONS PROVIDED BY SELLERS PURSUANT TO THE TRANSITION SERVICES AGREEMENT), AND EACH PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING, BUT NOT LIMITED TO, IN THE CASE OF THE SELLERS, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OR PROJECTIONS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS) ARE SPECIFICALLY DISCLAIMED BY EACH OTHER PARTY HERETO AND THAT EXCEPT AS OTHERWISE PROVIDED HEREIN EACH SELLER IS CONVEYING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS. Each party hereto further agree that none of the other parties hereto nor any of its Affiliates or nor any other Person acting on behalf of any such Party(ies) will have or be subject to any liability, except as specifically set forth in this Agreement or any Transaction Document.

SECTION 8.2 Indemnification.

(a) Joint and Several Indemnification by Sellers. The Sellers shall (subject to the provisions of this Article 8) indemnify, defend and hold harmless each Buyer and its Affiliates and their officers, directors, employees, shareholders, members, managers, partners and/or agents (each, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against the entirety of any Losses Buyer Indemnitees shall suffer, sustain or become subject to (including any Losses Buyer Indemnitees shall suffer after the end of the applicable Survival Period with respect to claims made within such period), subject to Section 8.3, resulting from (i)any breach or inaccuracy of any of the representations and warranties of any Seller made herein or, subject to any limitations on any Buyer’s remedies for Losses set forth therein, in any Transaction Document (other than the Transition Services Agreement), (ii) any breach of any covenant, agreement or undertaking made by any Seller in this Agreement or, subject to any limitations on any Buyer’s remedies for Losses set forth therein, in any Transaction Document (other than the Transition Services Agreement), (iii) any liability or obligation of any Seller of any nature whatsoever (including, without limitation any liability with respect to any Hired Employee for employment periods prior to the Closing Date and any liability (including liabilities that may be out of pocket obligations of Buyer pursuant to Section 5.6(d) hereof, Treas. Reg. § 54.4980B-9 Q&A 8(c) or otherwise) with respect to any past or future employee of Sellers), except the Assumed Liabilities, (iv) any liability or obligation incurred or arising prior to the Closing Date in connection with the conduct or operations of the Business or the use or ownership of the Acquired Assets, except the Assumed Liabilities, (v) any liability obligation or Losses resulting from or arising from any of the items, events, facts or circumstances described on Section 8.2(a)(v) of the Seller Disclosure Schedule and (vi) any liability, obligation or Losses resulting from lost gross margin as a result of any Buyer’s inability to sell products after the Closing Date because of deficiencies or other problems with respect to any Registration included with the Acquired Assets. For purposes of determining under this Section 8.2(a) (x) whether a breach of any representation or warranty has occurred and (y) the Losses suffered by Buyer Indemnitees as a result of such breach, the terms “material”, “Material Adverse Effect” and words of similar import shall be disregarded wherever they appear in such representation or warranty of any Seller in this Agreement or in any Transaction Document (other than the Transition Services Agreement) and given no effect. The Losses from and against which the Sellers are obligated to indemnify, defend and hold harmless Buyer Indemnitees against under this Section 8.2(a) are collectively, the “Seller Indemnifiable Losses”.

(b) Joint and Several Indemnification by Buyers. The Buyers shall (subject to the provisions of this Article 8) indemnify, defend and hold harmless each Seller and its Affiliates and their officers, directors, employees, shareholders, members, managers, partners and/or agents (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) (each Buyer and/or Buyer Indemnitee individually and the Buyers and/or Buyer Indemnitees collectively, each Seller and/or Seller Indemnitee individually and the Sellers and/or Seller Indemnitees collectively, as the context requires, are each sometimes referred to herein as an “Indemnified Party” or an “Indemnifying Party”), from and against the entirety of any Losses Seller Indemnitees shall suffer, sustain or become subject to (including any Losses Seller Indemnitees shall suffer after the end of the applicable Survival Period with respect to claims made within such period), resulting from (i) any breach or inaccuracy of any of the representations and warranties of any Buyer made herein or in any Transaction Document (other than the Transition Services Agreement), (ii) any breach of any covenant, agreement or undertaking made by any Buyer in this Agreement or, subject to any limitations on any Seller’s remedies for Losses set forth therein, in any Transaction Document (other than the Transition Services Agreement), (iii) any Buyer’s failure to perform, discharge or satisfy any Assumed Liability, and (iv) any liability or obligations incurred or arising on or after the Closing Date in connection with the conduct or operations of the Business or the use or ownership of the Acquired Assets (including, without limitation, except as provided in the Transition Services Agreement, the Transferred Asset Transfer) (collectively, the “Buyer Indemnifiable Losses”). For purpose of determining under this Section 8.2(b) (x) whether a breach of any representation or warranty has occurred and (y) the Losses suffered by Seller Indemnitees as a result of such breach, the terms “material,” “Material Adverse Effect” and words of similar import shall be disregarded wherever they appear in such representation or warranty of any Buyer in this

Agreement or, subject to any limitations on any Seller’s remedies for Losses set forth therein, in any Transaction Document and given no effect. Buyer Indemnifiable Losses and Seller Indemnifiable Losses, as the context requires, are each sometimes referred to herein as “Indemnifiable Losses.”

SECTION 8.3 Limits on Indemnification.

(a) With respect to Seller Indemnifiable Losses the aggregate liability of Sellers (collectively) to indemnify Buyer Indemnitees (collectively) from and against any Seller Indemnifiable Losses shall not exceed an amount equal to $3,300,000 (the “Cap”). Notwithstanding the foregoing, the Cap shall not apply to Seller Indemnifiable Losses arising from (i) breaches of any of the representations and warranties set forth in Section 3.10, Section 3.11 or Section 3.17 or any of the Special Representations, (ii) matters indemnified pursuant to Sections 8.2(a)(ii) through (vi), or (iii) fraud or intentional misrepresentation. The liability, if any, of Sellers to indemnify Buyer Indemnitees hereunder shall first be satisfied from the Escrow Funds, and only if and to the extent the aggregate liability of Sellers (collectively) to indemnify Buyer Indemnitees from and against Seller Indemnifiable Losses hereunder exceeds the Escrow Funds Buyer Indemnitees shall be entitled to seek funding of any Seller Indemnifiable Losses directly from the Sellers. With respect to Buyer Indemnifiable Losses, the aggregate liability of Buyers (collectively) to indemnify Seller Indemnitees (collectively) from and against any Buyer Indemnifiable Losses shall not exceed the Cap. Notwithstanding the foregoing, the Cap shall not apply to Buyer Indemnifiable Losses arising from (i) breaches of any Buyer Special Representations or any of the representations and warranties set forth in Section 4.4, (ii) matters indemnified pursuant to Sections 8.2(b)(ii) through (iv), or (iii) fraud or intentional misrepresentation.

(b) Sellers will not have any obligation to indemnify Buyer Indemnitees with respect to any Seller Indemnifiable Losses until the aggregate of all such Seller Indemnifiable Losses exceeds an amount equal to $660,000 (the “Basket”) (at which point Sellers will be obligated to indemnify Buyer Indemnitees for (but only for) such Seller Indemnifiable Losses in excess of the Basket); provided, however, that no Seller will have any obligation to indemnify Buyer Indemnitees with respect to individual Seller Indemnifiable Losses of less than Ten Thousand ($10,000) (the “Threshold”) unless more than one Seller Indemnifiable Loss, each less than the Threshold, arises from the same or similar facts or circumstances and such Seller Indemnifiable Losses collectively exceed the Threshold, in which case all such Seller Indemnifiable Losses shall be indemnified by Sellers pursuant to the terms hereof. Notwithstanding the foregoing, (A) neither the Basket or Threshold shall apply to Seller Indemnifiable Losses arising from (i) breach of any Special Representations or a breach of any of the representations and warranties set forth in Section 3.10, (ii) matters indemnified pursuant to Sections 8.2(a)(ii) through (v), or (iii) fraud or intentional misrepresentation and (B) the amount of the Basket with respect to Buyer Indemnifiable Losses from matters indemnified pursuant to Section 8.2(a)(vi) shall be an amount equal to $150,000. Buyers will not have any obligation to indemnify any Seller Indemnitee with respect to any Buyer Indemnifiable Losses until the aggregate of all such Buyer Indemnifiable Losses exceeds the Basket (at which point Buyers will be obligated to indemnify Seller Indemnitees for (but only for) Buyer Indemnifiable Losses in excess of the Basket); provided, however, that Buyers will not have any obligation to indemnify any Seller Indemnitee with respect to individual Buyer Indemnifiable Losses of less than the Threshold unless more than one Buyer Indemnifiable Loss, each less than the Threshold, arises from the same or similar facts or circumstances and such Buyer Indemnifiable Losses collectively exceed the Threshold, in which case all such Buyer Indemnifiable Losses shall be indemnified by Buyers pursuant to the terms hereof. Notwithstanding the foregoing, neither Basket or Threshold shall apply to Buyer Indemnifiable Losses arising from (i) breaches of any Buyer Special Representations or any representations and warranties set forth in Section 4.4, (ii) matters indemnified pursuant to Section 8.2(b)(ii) through (iv) or (iii) fraud or intentional misrepresentation.

(c) Sellers shall have no obligation to indemnify Buyers from and against any Seller Indemnifiable Losses arising out of the breach or inaccuracy of any of the representations, warranties or covenants made herein that are subject to the Standard Survival Period unless Buyers make a written claim within the Standard Survival Period for the breach or inaccuracy that gives rise to such Seller Indemnifiable Losses. Sellers shall have no obligation to indemnify Buyers from and against any Seller Indemnifiable Losses arising out of the breach or inaccuracy of any of the representations, warranties or covenants made herein that are subject to the Extended Survival Period or any other longer survival period unless Buyers make a written claim for the breach or inaccuracy that gives rise to such Seller Indemnifiable Losses within the Extended Survival Period or any other longer survival period.

(d) Buyers shall have no obligation to indemnify Sellers from and against any Buyer Indemnifiable Losses arising out of the breach or inaccuracy of any of the representations, warranties or covenants made herein that are subject to the Standard Survival Period or any other longer survival period unless Sellers made a written claim within the Standard Survival period or any other longer survival period for the breach or inaccuracy that gives rise to such Buyer Indemnifiable Losses.

(e) For the avoidance of doubt, it is agreed that if there is a breach of more than one representation or warranty on account of the same facts or circumstances, such breach shall give rise to full single indemnification as provided by this Article 8, but shall not give rise to indemnification more than once on account thereof. For further avoidance of doubt, it is agreed that no Seller shall be liable for any Seller Indemnifiable Losses to the extent, but only to the extent, that the same has been specifically accounted for in the determination of the Actual Final Net Working Capital.

(f) Each Indemnified Party shall use commercially reasonable efforts and shall cause their respective Affiliates to use their commercially reasonable efforts to mitigate and otherwise minimize the Indemnifiable Losses to the maximum extent reasonably possible upon and promptly after becoming aware of any event which would reasonably be expected to give rise to any Indemnifiable Losses; provided that the costs of such efforts shall be included in the determination of the Losses indemnified hereunder if such efforts successfully mitigate, in whole or in part, such Indemnifiable Losses. An Indemnified Party shall, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification or contribution hereunder. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available from any other Person alleged to be responsible (including, without limitation, from any other Person responsible pursuant to any warranty, representation and/or guarantee) for any Indemnifiable Losses to the same extent that the Indemnified Party would if such

Indemnifiable Loss were not subject to indemnification hereunder; provided that the costs of such efforts shall be included in the determination of the Losses indemnified hereunder.

(g) The amount of any Indemnifiable Losses payable under Section 8.2 by the Indemnifying Party shall be net of amounts actually recovered from any other third party with indemnification or contribution obligations or from any other Person responsible therefor (including, without limitation, from any other Person responsible therefor pursuant to any warranty, representation and/or guarantee). The Indemnified Party shall use commercially reasonable efforts to promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. If an Indemnified Party receives any amounts from any other third party with indemnification obligations or from any other Person alleged to be responsible for any Indemnifiable Losses, subsequent to an indemnification payment by any Indemnifying Party, then such Indemnified Party shall promptly, and in any event within ten (10) Business Days of its receipt of such amounts reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party.

(h) The amount of any Indemnifiable Losses payable by Sellers pursuant to Section 8.2(a) shall be net of any insurance proceeds actually received by any Buyer pursuant to the insurance policies maintained by Sellers and pursuant to which Sellers have named Buyers as additional insureds. Each of Buyers and Sellers shall use commercially reasonable efforts to seek recovery for any such insurance proceeds, provided that neither shall be required to incur any cost in pursuing such proceeds. If an Indemnified Party receives any amounts with respect to such insurance policies, for an Indemnifiable Loss subsequent to the indemnification payment by an Indemnifying Party, with respect to such Indemnifiable Loss, then such Indemnified Party shall promptly, and in any event within ten (10) Business Days of its receipt of such amounts, reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by such Indemnified Party from such insurance proceeds.

(i) Except with respect to Third-Party Claims no Indemnifying Party shall be obligated to indemnify an Indemnified Party under this Article 8 for any consequential, incidental, indirect, special or punitive damages, lost profits, or opportunity costs, diminution of value or similar items or damages or losses calculated as a multiple of damages or as a multiple of earnings, profits, contribution margin or similar items. Notwithstanding the foregoing, in the case of matters indemnified pursuant to Section 8.2(a)(vi), an Indemnified Party shall be entitled to seek damages for lost profits, diminution of value or similar items or damages or losses calculated as a multiple of damages or as a multiple of earnings, profits, contribution margin or similar items for the period of the event giving rise to the indemnification obligation.

(j) After the Closing, this Article 8 will provide the exclusive remedy of all Indemnified Parties for any misrepresentation, breach of warranty, covenant or other agreement, other than for (i) remedies of specific performance, injunction and other equitable relief and (ii) fraud or intentional misrepresentation.

SECTION 8.4 Matters Involving Third Parties.

(a) If subsequent to the Closing any third party shall notify an Indemnified Party with respect to any claim, complaint, or the commencement of any audit, investigation, action or proceeding (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing of the Third Party Claim together with a statement of any available information regarding such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third Party Claim only to the extent that such failure to notify the Indemnifying Party materially prejudices the Indemnifying Party with respect to such Third Party Claim.

(b) The Indemnifying Party will have the right to assume the defense of such Third Party Claim with counsel of the Indemnifying Party’s choice, such counsel subject to Indemnified Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), so long as (i) the Indemnifying Party notifies the Indemnified Party, within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense of such Third Party Claim and will irrevocably indemnify the Indemnified Party against such Third Party Claim in its name or, if necessary, in the name of the Indemnified Party in accordance with the terms and limitations of this Article 8, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend the Indemnified Party and fulfill its indemnification obligations hereunder, (iii) the applicable Third Party Claim involves only money damages, does not involve a class action, allegations of criminal activities, or violations of the Racketeering Influenced and Corrupt Organization Act, does not arise from a qui tam or similar whistle blower claim, and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim in a commercially reasonable and diligent manner. In the event the Indemnifying Party declines or fails to assume the defense of a Third Party Claim within the time and as prescribed in this Section 8.4(b), then the Indemnified Party shall have the right to conduct such defense in good faith and may employ counsel reasonably acceptable to the Indemnifying Party to represent it or defend it against such Third Party Claim, and the Indemnifying Party shall pay the reasonable and documented fees and disbursements of such counsel in a timely manner, but the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event that the Indemnifying Party does deliver notice as prescribed in this Section 8.4(b) and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party. Regardless of which party(ies) hereto defend(s) such claim, the other party(ies) hereto shall have the right, at its(their) expense, to participate in the defense assisted by counsel of its own choosing. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any Third Party Claim the defense of which it is maintaining and the

Indemnifying Party and Indemnified Party shall cooperate in good faith with each other with respect to the defense of any such Third Party Claim.

(c) So long as the conditions set forth in Section 8.4(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 8.4(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment with respect to the matter, or enter into any settlement which either (i) imposes an injunction or other equitable relief upon the Indemnified Party, (ii) does not include a provision whereby the plaintiff or claimant in the matter unconditionally releases the Indemnified Party and its officers, directors, employees and Affiliates from all liability with respect thereto, (iii) contains any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party; or (iv) results in any damages, costs, expenses or liabilities from such settlement, compromise or consent being paid by any Indemnified Party for which the Indemnified Party does not receive full indemnification hereunder.

SECTION 8.5 Tax Treatment of Indemnity Payments. Sellers and Buyers shall treat any payments that Buyers and Sellers receive pursuant to this Article 8 as an adjustment to and refund of the Purchase Price for federal Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to Buyers and Sellers causes such payment not to be treated as an adjustment to or refund of the Purchase Price for federal Tax purposes.

SECTION 8.6 GST Gross Up. If any payment made by Sellers or Buyers pursuant to this Article 8 is deemed by the Excise Tax Act (Canada) to include GST, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

ARTICLE 9

TAX MATTERS

SECTION 9.1 Transfer Taxes Elections. All transfer, documentary, GST/HST, value added, sales, use, stamp, registration and other similar Taxes on, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) resulting from, the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) to the extent recoverable by a Buyer shall be borne by Buyers. All other Transfer Taxes shall be borne one hundred percent (100%) by Sellers. Buyers and Sellers, as required, will prepare and file any affidavits or returns required in connection with the foregoing at their own cost and expense. Buyers shall provide Sellers with a purchase exemption certificate or its equivalent to support any reasonable exemption from Transfer Taxes claimed in respect of the Acquired Assets.

SECTION 9.2 HST Election. At the Closing, Canadian Buyer and Air Guard Canada shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) to have the sale of the Acquired Assets purchased from Air Guard Canada take place on a GST/HST-free basis under Part IX of the Excise Tax Act (Canada). Canadian Buyer shall file the election in the manner and within the time prescribed by the relevant legislation. Notwithstanding anything to the contrary in this Agreement, Buyers shall indemnify and hold Air Guard Canada harmless in respect of any GST, penalties, interest and other amounts which may be assessed against Air Guard Canada as a result of the transactions under this Agreement not being eligible for such election or as a result of Canadian Buyer’s failure to file the election within the prescribed time.

SECTION 9.3 Canadian Tax Elections. In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, where applicable, with respect to each purchase and sale of Acquired Assets, Buyers and the applicable Seller shall make and file, in a timely manner:

(a) A joint election to have section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Accounts Receivable of Air Guard Canada included in the Acquired Assets and shall designate therein that portion of the Air Guard Canada Purchase Price allocated to such Accounts Receivable under Section 2.9 as the consideration paid by Canadian Buyer to Air Guard Canada.

(b) If requested by either party, Sellers and Buyer shall file any elections or amended elections in prescribed form (or such other form as such party may reasonably request) and within the prescribed time limits pursuant to proposed section 56.4 of the Income Tax Act (Canada) as it reads on the date of this Agreement or any amended or successor provision hereto, and any analogous provision of provincial or territorial Tax legislation.

(c) Canadian Buyer and Air Guard Canada shall prepare and file their respective Tax Returns in a manner consistent with the aforesaid elections, provided such manner is in accordance with Applicable Law.

(d) If a party to this Agreement fails to file its Tax Returns in a manner consistent with the aforesaid elections, provided such manner is in accordance with Applicable Law, it shall indemnify and save harmless the other party or parties in respect of any resulting Taxes and any resulting legal or accounting expenses paid or incurred by the other party or parties.

SECTION 9.4 Pre-Closing Taxes; Elections. Sellers shall be liable for all Taxes of or relating to the Acquired Assets or the Business for any period or portion thereof ending on or prior to the Closing Date. No new elections with respect to Taxes or any change in current elections with respect to Taxes, affecting the Acquired Assets or Assumed Liabilities shall be made after the date of this Agreement without Buyer’s consent.

SECTION 9.5 Pre-Closing Withholding and Reporting. Sellers shall be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation to any employee of Sellers in connection with the operation or conduct of the Business for any period or portion thereof ending on or prior to the Closing Date. Sellers and Buyers agree to utilize, or cause their respective Affiliates to utilize, the standard procedures set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320 with respect to wage reporting for the Hired Employees subject to United States Tax.

SECTION 9.6 Cooperation. Each of the Buyers and each of the Sellers shall reasonably cooperate, and shall cause their respective Affiliates, and their and their Affiliates’ respective officers, employees, agents, auditors and representatives to reasonably cooperate, in connection with the preparation and filing of all Tax Returns, any other returns, reports and forms relating to Taxes, audit examinations and any administrative or judicial proceedings relating to Taxes, and as necessary or desirable in order to minimize any withholding Taxes imposed on the transactions contemplated by this agreement, including the furnishing or making available to each other of records, information, personnel, powers of attorney or other materials necessary or helpful for the preparation and filing of all Tax Returns and any other returns, reports and forms relating to Taxes, the conduct of audit examinations, the resolving of or the defense of any administrative or judicial proceedings relating to Taxes.

Each Buyer and each Seller recognizes that the others may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefor, each Buyer and each Seller agrees, (a) to properly retain and maintain such records and (b) to allow each of the other parties hereto and its respective agents, auditors and representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as such party or its agents, auditors or representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.

ARTICLE 10

MISCELLANEOUS

SECTION 10.1 Entire Agreement; Assignment. This Agreement (including the Seller Disclosure Schedule, the Updated Disclosures (if any and as permitted pursuant to Section 5.10) and the other exhibits and schedules hereto), the Transaction Documents and, until Closing the Confidentiality Agreement, (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings both written and oral between the parties hereto with respect to the subject matter hereof and thereof; and (b) shall not be assigned by operation of law or otherwise without the written consent of all the parties hereto or thereto (as applicable); provided, however, that (i) Buyers may, without any consent, assign any or all of their rights and obligations under this Agreement to any affiliate of Buyers, but no such assignment shall relieve Buyers of their obligations hereunder if such assignee does not perform such obligations, and (ii) Buyers may, without any consent, assign any or all of their rights, but not their obligations, hereunder to any of their financing sources as collateral security.

SECTION 10.2 Severability. To the extent any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable in any jurisdiction, with respect to such jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto waive any provision of law that renders any such provision invalid or unenforceable in any respect.

SECTION 10.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other party hereto as follows:

if to Buyers [or Zep]:	Amrep, Inc.
1310 Seaboard Industrial Boulevard, NW
Atlanta, GA 30318
Telecopier: (404) 367-4083
Attention: Mark R. Bachmann

with a copy to:	Hunton & Williams LLP
Bank of America Plaza
600 Peachtree Street, N.E., Suite 4100
Atlanta, GA 30308
Telecopier: (404) 602-9012
Attention: G. Roth Kehoe II

if to any Seller or Watco to:	c/o Watco International
Holdings Corp.
64 Avenue of Industry
Waterbury, CT 06705
Telecopier: (203) 805-0630
Attention: Michael Rohl

with copies to:	Wind Point Partners
676 N. Michigan Avenue
Chicago, IL 60611
Telecopier: (312) 255-4820
Attention: Michael L. Nelson

and

Reed Smith LLP
10 S. Wacker Drive, 40th Floor
Chicago, IL 60606
Telecopier: (312) 207-6400
Attention: Seth M. Hemming
Michelle L. Moore

if to WPP V or WPP EAP to:	Wind Point Partners
676 N. Michigan Avenue
Chicago, IL 60611
Telecopier: (312) 255-4820
Attention: Michael L. Nelson

with copies to:	Reed Smith LLP

10 S. Wacker Drive, 40th Floor
Chicago, IL 60606
Telecopier: (312) 207-6400
Attention: Seth M. Hemming
Michelle L. Moore

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice-of-laws or conflicts-of-laws provisions thereof, or rule (whether the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 10.5 Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives and shall be deemed to be for purposes of identifying only one or more of the possible alternatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. As used in this Agreement, the term “knowledge of Sellers,” “Knowledge of Sellers,” “Sellers’ Knowledge”, “Seller’s Knowledge,” “knowledge of Seller” or any similar phrases, shall mean the actual knowledge of Michael Rohl, Robert Potvin, Ron Lombardi, Mark Sargent, John Wishney and Michael Nelson and such knowledge and awareness as any such person should have had after reasonable inquiry of the employees who directly report to such person. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference in this Agreement to any legal term for any law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include that legal concept or thing in that other jurisdiction which most nearly approximates that United States legal term (in addition to any other analogous legal concept or term specified). The schedules (including the Seller Disclosure Schedule) and exhibits hereto and any Updated Disclosures, as permitted pursuant to Section 5.10, identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in any schedule (including the Seller Disclosure Schedule) or exhibit attached hereto or any Updated Disclosure and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in Sellers’ industry or in general commercial usage). Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

SECTION 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Section 5.6 and Article 8, nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.7 Compliance with Bulk Sales Laws. Each party hereto hereby waives compliance by the parties hereto with the “bulk sales,” “bulk transfers” or similar Applicable Laws and all other similar Applicable Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement; provided that Sellers shall indemnify and hold Buyers harmless for the failure to comply with the Bulk Sales Act (Ontario) or any similar Law in any Canadian jurisdiction wherein any of the Acquired Assets are located.

SECTION 10.8 Cooperation Following the Closing. Following the Closing, each party hereto shall deliver to the other party such further information and documents and shall execute and deliver to the other party such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

SECTION 10.9 Personal Liability. Except with respect to the Non-Competition Agreements, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any Seller or Buyers or any officer, director, manager, member, employee, agent, representative or investor of any party hereto.

SECTION 10.10 Expenses. Except as otherwise explicitly provided for herein, each of the parties hereto will bear all legal, accounting, and other fees and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

SECTION 10.11 Disclosure Generally. Of and to the extent any information required to be furnished in any section of the Seller Disclosure Schedule is expressly set forth in this Agreement or is disclosed in any section of the Seller Disclosure Schedule or in any Updated Disclosures, such information shall be deemed to be included in all sections of the Seller Disclosure Schedule or Updated Disclosures, in which the information is required to be included to the extent that such other disclosure is reasonably apparent on its face.

SECTION 10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. It is the express intent of the parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original.

SECTION 10.13 Arbitration; Waiver of Jury Trial.

(a) Arbitration. Each party to this Agreement hereby irrevocably agrees that, except as expressly provided in Article 2 Article 8 or Section 10.13(b) and except the enforcement (including any equitable relief or specific enforcement) of any of the covenants contained in Article 5 hereof, any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be resolved by binding arbitration (“Arbitration”) in accordance with the following procedures:

(i) Initiation of the Arbitration. The party or parties on one side of the dispute(s) (collectively the “Claimant”) may initiate the Arbitration by sending to the party or parties on the other side of the dispute(s) (collectively, the “Respondent”) written notice identifying the matter(s) in dispute and invoking the procedures of this Section 10.13(a) (the “Demand”). The Demand shall include a brief statement setting forth the nature of the dispute(s), the amount in controversy, if any and if known, and the remedy sought. Within thirty (30) days of receipt of the Demand, the Respondent shall submit a statement (the “Answer”), that shall set forth the Respondent’s response(s) to the Claimant’s claim(s) and any counterclaims asserted by the Respondent, setting forth the nature and amount of such counterclaim(s) if any and if known, and the remedy sought by the Respondent.

(ii) Selection of the General Arbitrators. Within five (5) Business Days after the due date of the Answer (the “Answering Date”), the parties shall confer and make a bona fide attempt to agree upon three (3) independent arbitrators to whom to submit the matter in dispute for final and binding arbitration (the “General Arbitrators”). The General Arbitrators shall be individuals who are either attorneys or business persons experienced with merger and acquisition transactions of the type set forth in this Agreement. If the parties cannot agree upon three arbitrators, the arbitrators they do agree upon shall select the remaining member or members of the panel. In the event that, on or prior to the fifteenth (15th) Business Day following the Answering Date, the parties cannot agree upon at least one General Arbitrator, the parties shall submit the Demand and Answer, along with required fees, to the American Arbitration Association (“AAA”), and a three member neutral panel of General Arbitrators who have familiarity and experience with merger and acquisition transactions of the type set forth in this

Agreement shall be selected in accordance with the Commercial Arbitration Rules of the AAA, or any successor thereto, in effect at the time the relevant dispute, controversy, difference or claim is submitted for arbitration pursuant to this Agreement (the “AAA Rules”). However chosen, the parties shall use commercially reasonable efforts to engage the General Arbitrators within thirty (30) days of the Answering Date.

(iii) Rules of Procedure. The Arbitration proceeding shall be conducted in accordance with the AAA Rules, except as modified in this Section 10.13(a) (collectively, the “Arbitration Rules”).

(iv) Discovery. The parties shall have twenty (20) Business Days following the date the third and last General Arbitrator is engaged (the “Arbitrator Engagement Date”) to serve written document requests and not more than ten (10) interrogatories (including subparts). Responses to written discovery shall be due thirty (30) Business Days after service on the party(ies) from whom such discovery is sought. Discovery shall be conducted in accordance with the Arbitration Rules of the AAA, or any successor thereto, in effect at the time the relevant dispute, controversy, difference or claim is submitted for arbitration pursuant to this Agreement. The party(ies) on each side of the dispute shall have the right to take up to ten (10) depositions, with each deposition limited to seven hours of testimony. Subject to the availability of the deponent, such depositions shall be completed within three (3) months of the Arbitrator Engagement Date. The General Arbitrators shall determine the scope and order of discovery available to the parties, and for good cause shown by the requesting party(ies), can modify the discovery schedule set forth herein.

(v) The Arbitration Hearing. At a date that is mutually convenient to the General Arbitrators and the parties, but commencing no later than thirty (30) days following the close of discovery, the General Arbitrators shall commence the arbitration hearing (the “Arbitration Hearing”). The Arbitration Hearing shall take place at a location mutually selected by the parties or, absent agreement, chosen by the General Arbitrators. The Arbitration Hearing need not run for consecutive days but must be completed within sixty (60) days following commencement of the Arbitration Hearing. At the Arbitration Hearing, the parties to this Agreement shall follow the Federal Rules of Evidence, and the General Arbitrators are bound to apply such rules of evidence, unless the parties mutually agree to deviate from any rule in writing in advance of the Arbitration Hearing. The General Arbitrators are also bound to follow the substantive laws of Delaware applicable to the issues in the case, without regard to conflict of law principles. Upon a showing of good cause by the requesting party(ies), the General Arbitrators, using their reasonable discretion, shall determine the need to modify the time limits set forth in this clause (v).

(vi) Form of Decision. The General Arbitrators shall render a reasoned award in writing, setting forth their decision, the basis therefor, and the relief to be granted to the party(ies) on each side of the dispute (the “Award”), no later than the thirty (30) days following the last day of the Arbitration Hearing. In no event shall the General Arbitrators award punitive damages to any of the parties involved in the dispute. The General Arbitrators shall be allowed to grant injunctive relief and may, at the General

Arbitrators’ sole discretion, require the posting of a bond. The General Arbitrators’ decision shall be a final and binding determination of the dispute. Judgment upon the Award may be entered in any court having jurisdiction and venue over the party(ies) against whom the execution is sought, or in any jurisdiction in which such party’s (parties’) assets are located.

(vii) Miscellaneous Provisions.

(A) Payment of Arbitration Expenses. The parties shall pay the General Arbitrators’ fees and expenses while the Arbitration is pending in accordance with the AAA Rules subject to clause (C) below.

(B) Submission to Jurisdiction. To the extent any party seeks to challenge or dispute the scope, jurisdiction, conduct or result of the Arbitration, or requires judicial intervention in aid or furtherance of the Arbitration, such party(ies) shall bring such action in the state or federal court located in the state of Delaware. With respect to any such action, the parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the state of Delaware; irrevocably and unconditionally waive any objection to the laying of venue of any such action in the state or federal courts located in the state of Delaware; and hereby further irrevocably and unconditionally agree not to plead or claim that any such action in such court has been brought in an inconvenient forum or to raise any similar defense or objection.

(C) Attorneys Fees and Costs. The prevailing party in the Arbitration shall be entitled to payment of its reasonable out of pocket costs and expenses (including reasonable and documented fees and disbursements of counsel and other professionals). To the extent the General Arbitrators award less than all of the relief requested, the General Arbitrators shall award the reasonable out of pocket costs and expenses of a party in proportion to the extent such party prevailed in the Arbitration. If a party fails to proceed with the Arbitration, unsuccessfully challenges the Award, or fails to comply with the Award, the party(ies) on the other side of the dispute shall be entitled to recover its(their) costs of suit including reasonable attorneys’ fees for having to compel arbitration or defend or enforce the Award.

(b) Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY LAW, EACH OF THE SELLERS AND BUYERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN CONNECTION HEREWITH OR THEREWITH. EACH OF THE SELLERS AND BUYERS HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER

IS A MATERIAL INDUCEMENT FOR BUYERS AND SELLERS TO ENTER INTO THIS AGREEMENT.

SECTION 10.14 Zep Guaranty. Zep does hereby fully, absolutely, unconditionally and irrevocably guaranty the timely payment when due and owing of the obligations of the Buyers (i) under Sections 2.7, 2.8 and 2.10 hereof; (ii) under Article 8 hereof and (iii) under the other Transaction Documents, in each case, (a) including all amounts Buyers are obligated to pay hereunder or the Transaction Documents in the event Buyers fail to perform their obligations thereunder or hereunder or are otherwise liable for damages pursuant thereto and (b) to the extent not paid by Buyers at such time (collectively, the “Obligations”); provided that nothing herein shall cause Zep to be a Buyer or to otherwise own any Acquired Asset or assume any Assumed Liability.

(a) The obligations of Zep in this Section 10.14 are primary and not as surety only, and this Guarantee constitutes a guarantee of payment when due and owing, and not merely of collection. Zep expressly waives any legal obligations, duty or necessity for the Sellers to proceed first against Buyers or to exhaust any remedy it may have against Buyers. The obligations of Zep hereunder shall remain in full force and effect until all Obligations have been performed in full, without regard to, and shall not be released, discharged or in any way affected to the extent permitted by applicable law (whether or not Zep shall have any knowledge or notice thereof):

(i) any waiver, consent, change, extension, or indulgence in respect of any Obligation;

(ii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Buyers or Zep;

(iii) any assignment or other transfer of this Agreement or any Transaction Document by the Sellers or Buyers;

(iv) any lien, charge, restriction or encumbrance affecting Buyers;

(v) any sale or other disposition of all or any part of the capital stock or assets of Buyers;

(vi) any payment by Buyers which is received by Buyers’ trustee in bankruptcy; or

(vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of the Obligations).

Zep unconditionally waives, to the extent permitted by applicable law, notice of any of the matters referred to in this Section 10.14, all notices which may be required by statute, rule of law or otherwise to preserve any rights against Zep hereunder, including, without limitation, any demand, proof or notice of nonpayment of any sums payable under this Agreement or any

Transaction Document (including, without limitation, any indemnity payment), any right to the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any of the Obligations, any requirement of diligence and any requirement to mitigate the damages resulting from a breach of or default under this Agreement or the Transaction Documents by Buyers. All of the Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee and all dealings between the Sellers and Buyers shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

(b) Zep agrees that the Sellers may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of Zep, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with Buyers for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification or waiver of the terms thereof or of any agreement between Sellers and Buyers or any such other Person, without in any way impairing or affecting the provisions of this Section 10.14.

(c) Zep agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of the Sellers’ counsel) in any way relating to the enforcement of this Section 10.14 against Zep or the protection of the rights provided hereunder; provided, that (i) Zep shall not be liable for any such fees and expenses of the Sellers if no payment under this Guarantee is or was at such time due and owing and (ii) Zep shall have no liability to pay any such fees and expenses of Sellers if such expenses would not have been required to be paid by Buyers with respect to the enforcement of their obligations, or the rights and remedies of the Sellers, hereunder or under the Transaction Documents.

(d) This Section 10.14 shall remain in full force and effect and be binding upon Zep and its successors and assigns until all of the Obligations have been satisfied in full. If any of the present or future Obligations are guaranteed by any Persons in addition to Zep, the death, release or discharge, in whole or in part, or the bankruptcy, liquidation or dissolution of one or more of them shall not discharge or affect the liabilities of Zep under this Section 10.14.

(e) No failure to exercise and no delay in exercising, on the part of Sellers, any right, remedy, power or privilege provided for in this Section 10.14 shall operate as a waiver thereof, nor shall any single or partial exercise by Sellers of any right, remedy, power or privilege hereunder preclude any other or future exercise of any such right, remedy, power or privilege. Each and every right, remedy, power and privilege granted to Sellers under this Section 10.14 or allowed to it by Applicable Law shall be cumulative and not exhaustive of any other, and may be exercised by Sellers from time to time.

(f) ZEP ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS SECTION 10.14 IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECTION 10.14. ZEP

CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) THIS WAIVER AND THE CERTIFICATIONS CONTAINED HEREIN HAVE INDUCED THE SELLERS TO ENTER INTO THE AGREEMENT.

(g) Zep (i) irrevocably submits itself to the personal jurisdiction of any federal or state court of appropriate jurisdiction that presides in New Castle County, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Guarantee or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of such suit, action or proceeding must be brought, heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action or proceeding arising out of or relating to this Section 10.14 in any other court and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(h) Zep agrees to waive any bond, surety or other security that might be required of any other party with respect to any action, suit or proceeding, including any appeal thereof.

[signatures on following pages]

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

WATERBURY COMPANIES, INC.

By:	/s/ Michael Rohl
	Name:	Michael Rohl
	Title:	Chairman of the Board, Chief Executive Officer and President

AIR GUARD CONTROL (CANADA) LIMITED

By:	/s/ Michael Rohl
	Name:	Michael Rohl
	Title:	Chairman of the Board, Chief Executive Officer and President

AIR GUARD CONTROL CORPORATION

By:	/s/ Michael Rohl
	Name:	Michael Rohl
	Title:	Chairman of the Board, Chief Executive Officer and President

Signature pages to Asset Purchase Agreement

AMREP, INC.

By:	/s/ Mark R. Bachmann
	Name:	Mark R. Bachmann
	Title:	Executive Vice President and Chief Financial Officer

AMREP IP HOLDINGS, LLC

By:	/s/ Mark R. Bachmann
	Name:	Mark R. Bachmann
	Title:	Executive Vice President and Chief Financial Officer

ACUITY HOLDINGS, INC.

By:	/s/ Mark R. Bachmann
	Name:	Mark R. Bachmann
	Title:	Executive Vice President, Chief Financial Officer

Signature pages to Asset Purchase Agreement

Solely with respect to Section 5.9 hereof: WATCO INTERNATIONAL HOLDINGS CORP.

By:	/s/ Michael Rohl
Name:	Michael Rohl
Title:	Chief Executive Officer and President

WIND POINT PARTNERS V, L.P. By: Wind Point Investors V, L.P. Its: General Partner

By:	/s/ Nathan Brown
Name:	Nathan Brown
Its: Managing Member

By:	/s/ Robert Cummings
Name:	Robert Cummings
Its: Managing Member

WIND POINT EXECUTIVE ADVISOR PARTNERS, L.P. By: Wind Point Investors V, L.P. Its: General Partner

By:	/s/ Nathan Brown
Name:	Nathan Brown
Its: Managing Member

By:	/s/ Robert Cummings
Name:	Robert Cummings
Its: Managing Member

Signature pages to Asset Purchase Agreement

Solely with respect to Section 3.14 hereof: ZEP INC.

By:	/s/ Mark R. Bachmann
Name:	Mark R. Bachmann
Title:	Executive Vice President and Chief Financial Officer

Signature pages to Asset Purchase Agreement

EXHIBIT A

FORM OF ESCROW AGREEMENT

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)

EXHIBIT B

NET WORKING CAPITAL CALCULATIONS

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)

EXHIBIT C

FINANCIAL INFORMATION

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)

EXHIBIT D

EMPLOYEES

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)

EXHIBIT E

BUYERS’ CLOSING CERTIFICATE

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)

EXHIBIT F

TRANSITION SERVICES AGREEMENT

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)

EXHIBIT G

IP LICENSE AGREEMENT

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)

EXHIBIT H

SELLER’S CLOSING CERTIFICATE

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)

EXHIBIT I

GUARANTY BY WATCO

(The Registrant will furnish supplementally a copy of this exhibit to the Commission upon request)